Exhibit 99.1
MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

KEY FINANCIAL RESULTS
MILLIONS OF DOLLARS, EXCEPT PER-SHARE AMOUNTS       1994        1993       1992
- -------------------------------------------------------------------------------
Sales and Other Operating Revenues               $35,130     $36,191    $38,212
Income Before Cumulative Effect of
  Changes in Accounting Principles               $ 1,693     $ 1,265    $ 2,210
Cumulative Effect of Changes
  in Accounting Principles                             -           -    $  (641)
Net Income                                       $ 1,693     $ 1,265    $ 1,569
Special Credits (Charges) Included in Income*    $    22     $  (883)   $   651
Per Share:
  Income Before Cumulative Effect of
    Changes in Accounting Principles             $  2.60     $  1.94    $  3.26
  Net Income                                     $  2.60     $  1.94    $  2.31
  Dividends                                      $  1.85     $  1.75    $  1.65
Return On:
  Average Capital Employed                           8.7%        6.8%       8.5%
  Average Stockholders' Equity                      11.8%        9.1%      11.0%
===============================================================================
* BEFORE CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES.

Chevron's net income for 1994 was $1.693 billion, up 34 percent and 8 percent from 1993 and 1992, respectively. However, special items in all years, and the cumulative effect of adopting two new accounting standards in 1992, affected the comparability of the company's reported results. Special items, after related tax effects, increased earnings in 1994 by $22 million, decreased earnings in 1993 by $883 million and increased earnings in 1992 by $651 million. Also, the cumulative effect of adopting two new accounting standards reduced 1992 earnings $641 million. Excluding the effects of special items in all years and the 1992 accounting changes, 1994 earnings of $1.671 billion declined 22 percent from very strong operating earnings of $2.148 billion in 1993 and increased 7 percent from $1.559 billion in 1992.

OPERATING ENVIRONMENT AND OUTLOOK. Worldwide petroleum industry conditions were weak throughout 1994. Crude oil prices were at a five-year low at the beginning of the year. Although prices recovered somewhat during the year, supplies remained plentiful. The company's U.S. realizations were, on average, 72 cents per barrel less than in the prior year, and its international realizations declined $1.23 per barrel. Average crude oil prices have declined for four consecutive years.

U.S. natural gas prices, after increasing the past two years, began falling in 1994 and averaged 22 cents per thousand cubic feet less than in 1993, as ample supplies and mild weather held down prices. The company's international natural gas prices fell by about the same amount.

Sales margins on refined products were depressed much of the year. For example, in the United States, product prices averaged about $1 per barrel less than in the previous year as highly competitive markets, particularly in the East, held down prices. These market conditions tended to lengthen the time lag for product prices to reflect the gradually increasing crude oil costs during the year.

On the other hand, the chemicals industry experienced a dramatic turnaround from the excess capacity and weak demand of the past four years. Strengthening industrialized economies, particularly in the United States, resulted in strong demand and higher prices - and Chevron's chemicals earnings rebounded substantially.

All these industry conditions have continued into 1995. The company's posted price for West Texas Intermediate (WTI), a benchmark crude oil, was $16.75 per barrel at year-end 1994 and $17.50 at February 28, 1995. The Henry Hub natural gas spot price, an industry marker, was $1.61 per thousand cubic feet at year-end 1994 and $1.55 at February 28, 1995. U.S. refined products prices in January 1995 were about flat with December. Planned major maintenance shutdowns at two of the company's core refineries resulted in lower refinery utilization rates, lower sales volumes and increased product purchases in the early part of 1995. Chemicals operations remained strong.

Chevron began selling federally mandated reformulated gasoline January 1, 1995 in nine areas in the United States, accounting for about 20 percent of its January gasoline sales volumes. The increased cost of manufacturing reformulated gasoline has not yet been fully reflected in sales prices.

The company embarked on an aggressive program several years ago to increase its competitiveness and achieve superior returns for its stockholders. Businesses were restructured, marginal and non-core assets were divested and the company's cost structure was significantly reduced. At

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the same time, the company has selectively pursued growth opportunities in its areas of strength.

The company continues to review and analyze its operations and may incur future charges related to the restructuring of its businesses and disposition of marginal or non-strategic assets. In particular, the company is currently reviewing its oil and gas operations in western Canada and options to maximize the value of certain real estate operations located in California.


UNITED STATES REFINING AND MARKETING DEVELOPMENTS. In connection with the previously announced restructuring of its U.S. downstream operations, Chevron sold its Philadelphia refinery in August 1994 and its Port Arthur, Texas, refinery in February 1995. The two refineries had a combined capacity of about 350,000 barrels per day or about 25 percent of the company's total U.S. refining capacity prior to the sales. The Philadelphia refinery had been operated as a merchant refinery, with its 175,000 barrels per day output sold to independent petroleum marketers. Products for the company's marketing system that were previously supplied by the Port Arthur refinery will be obtained from other sources.

The restructuring reflected the company's strategy to focus its resources in the West, Southwest and those parts of the South where the company's marketing business is strongest. The smaller refinery organization is expected to be more efficient, with improved cash flow and return on capital employed. The disposition of the two refineries has also eliminated large capital investments that would have otherwise been required.

In connection with the Port Arthur refinery sale, the company retained certain environmental cleanup obligations. The company has accrued for presently anticipated costs of $282 million, most of which will be expended over approximately the next ten years. It is possible additional provisions may be necessary in the future. The expenditures will be funded by future cash flows from operations, with no material effect anticipated on the company's liquidity.


INTERNATIONAL EXPLORATION AND PRODUCTION DEVELOPMENTS. Liquids production from 50 percent owned Tengizchevroil (TCO), a joint venture with the Republic of Kazakhstan, averaged about 46,000 barrels per day in 1994, up from 30,000 barrels per day in 1993. At year-end 1994 TCO was producing about 65,000 barrels per day. With the completion of a second processing plant in December 1994, production capacity increased to 95,000 barrels per day and is scheduled to increase to 130,000 barrels per day by the end of 1995. Beyond this, the pace of further field development is dependent on the availability of additional export capability. Production levels are dependent on monthly export quotas set by Russia, under a transportation/exchange agreement, and are currently set at 65,000 barrels per day. Chevron has been in prolonged negotiations with the Caspian Pipeline Consortium, composed of the Republics of Russia and Kazakhstan and the Sultanate of Oman, to agree on terms for an export pipeline system that would enable the project to sell its output directly to world markets.

Although the company's operations in Nigeria and the Angolan exclave of Cabinda have been generally unaffected by the political uncertainty and civil unrest that continues to exist in those countries, the company continues to closely monitor developments. Chevron has significant oil producing properties in both countries and has major development projects underway. In 1994, the company's net share of production in Nigeria averaged about 130,000 barrels per day, and in Angola about 100,000 barrels per day.

Chevron's partner in Nigeria, the government-owned Nigerian National Petroleum Corporation (NNPC) has fallen behind in paying its cash calls to Chevron, as well as to other oil companies operating in Nigeria. However, NNPC continues to make payments and the company believes all amounts owed it will ultimately be paid.

The Nigerian government effectively devalued its currency, the naira, in January 1995 by changing from a fixed exchange rate to a floating, free market rate. This devaluation did not have a significant effect on the financial position of the company's Nigerian subsidiary and is not expected to have a significant effect on its ongoing operations.


ENVIRONMENTAL MATTERS. Virtually all aspects of the businesses in which the company engages are subject to various federal, state and local environmental, health and safety laws and regulations. These regulatory requirements continue to increase in both number and complexity, and govern not only the manner in which the company conducts its operations, but also the products it sells. Most of the costs of complying with myriad laws and regulations pertaining to its operations and products are embedded in the normal costs of conducting its business.

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Using definitions and guidelines established by the American Petroleum
Institute, Chevron estimates its worldwide environmental spending in 1994 was about $1.5 billion for its consolidated companies. Included in these expenditures were $683 million of environmental capital expenditures, and $638 million of costs associated with the control and abatement of hazardous substances and pollutants from ongoing operations. The total amount also includes spending charged against reserves established for future environmental cleanup programs (but not non-cash provisions recorded during the year).

In addition to the costs for environmental protection associated with its ongoing operations and products, the company (as well as other companies engaged in the petroleum or chemicals industries) incurs expenses for corrective actions at various facilities and waste disposal sites. An obligation to take remedial action may be incurred as a result of the enactment of laws, such as the federal Superfund law, or the issuance of new regulations or as the result of the company's own policies in this area. Accidental leaks and spills requiring cleanup may occur in the ordinary course of business. In addition, an obligation may arise when operations are closed or sold. Most of the expenditures to fulfill these obligations relate to facilities and sites where past operations followed practices and procedures that were considered acceptable under standards existing at the time, but now require investigatory and/or remedial work to meet current standards.

During 1994, the company recorded $505 million of before-tax provisions to provide for environmental remediation efforts, including Superfund sites. Actual expenditures charged against these provisions and other previously established reserves amounted to $182 million in 1994. At year-end 1994, the company's environmental remediation reserve was $1.219 billion, including $61 million related to Superfund sites.

Under provisions of the Superfund law, the Environmental Protection Agency
(EPA) has designated Chevron a potentially responsible party (PRP), or has otherwise involved it, in the remediation of 238 hazardous waste sites. At year-end 1994, the company's cumulative share of costs and settlements for approximately 168 of these sites, for which payments or provisions have been made in 1994 and prior years, was about $96 million, including a provision of $16 million made during 1994. No single site is expected to result in a material liability for the company at this time. For the remaining sites, investigations are not yet at a stage where the company is able to quantify a probable liability or determine a range of reasonably possible exposure. The Superfund law provides for joint and several liability. Any future actions by the EPA and other regulatory agencies to require Chevron to assume other responsible parties' costs at designated hazardous waste sites are not expected to have a material effect on the company's consolidated financial position or liquidity.

Generally, provisions are recorded for work at identified sites where an assessment or cleanup plan has been developed and for which costs can reasonably be estimated. In 1994, the company recorded environmental remediation provisions aggregating $223 million for its U.S. marketing sites where no specific contamination had yet been identified, using estimates based on its history of required remediation at other similar sites.

It is likely the company will continue to incur additional charges for environmental remediation relating to past operations. These future costs are indeterminable due to such factors as the unknown magnitude of possible contamination, the unknown timing and extent of the corrective actions that may be required, the determination of the company's liability in proportion to other responsible parties and the extent to which such costs are recoverable from third parties. While the amounts of future costs may be material to the company's results of operations in the period in which they are recognized, the company does not expect these costs to have a material effect on its consolidated financial position or liquidity. Also, the company does not believe its obligations to make such expenditures have had or will have any significant impact on the company's competitive position relative to other domestic or international petroleum or chemicals concerns. Although environmental compliance costs are substantial, the company has no reason to believe they vary significantly from similar costs incurred by other companies engaged in similar businesses in similar areas. The company believes that such costs ultimately are reflected in the petroleum and chemicals industries' prices for products and services.

The petroleum industry is incurring major capital expenditures to meet clean-air regulations, such as the 1990 amendments to the Clean Air Act in the United States. For companies operating in California, where Chevron has a significant presence, the California Air Resources Board has imposed even stricter requirements. The company's worldwide capital expenditures related to air quality are believed to have peaked at $495 million in 1994. For 1995, total worldwide environ-

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mental capital expenditures are estimated at $622 million, of which $438 million are expected to be spent on air quality related measures. This is in addition to the ongoing costs of complying with other environmental regulations and the costs to remediate previously contaminated sites.

In addition to the reserves for environmental remediation discussed above, the company maintains reserves for dismantlement, abandonment and restoration of its worldwide oil and gas and coal properties at the end of their productive lives. Most such costs are environmentally related. Provisions are recognized on a unit-of-production basis as the properties are produced. The amount of these reserves at year-end 1994 was $1.520 billion and is included in accumulated depreciation, depletion and amortization in the company's consolidated balance sheet.

For the company's other ongoing operating assets, such as refineries, no provisions are made for exit or cleanup costs that may be required when such assets reach the end of their useful lives unless a decision to sell or otherwise abandon the facility has been made.


OTHER CONTINGENCIES. At year-end 1994 the company had $257 million of suspended exploratory wells included in properties, plant and equipment. The wells are suspended pending the drilling of additional wells to determine if commercially producible quantities of oil and gas are present. These well costs will be capitalized or expensed depending on the results of this future drilling activity.

The company is the subject of various lawsuits and claims and other contingent liabilities. These are discussed in the notes to the accompanying consolidated financial statements. The company believes that the resolution of these matters will not materially affect its financial position or liquidity.

The company utilizes various derivative instruments to manage its exposure to price risk stemming from its integrated petroleum activities. Some of the instruments may be settled by delivery of the underlying commodity, whereas others can only be settled by cash. All these instruments are commonly used in the global trade of petroleum products and are relatively straightforward, involve little complexity and are substantially of a short-term duration. Most of the activity in these instruments is intended to hedge a physical transaction, hence gains and losses arising from these instruments offset, and are recognized concurrently with, gains and losses from the underlying commodities.


NEW ACCOUNTING STANDARDS. In the 1994 first quarter, the company adopted two new accounting standards, Statement of Financial Accounting Standards (SFAS) No. 112, "Employers Accounting for Postemployment Benefits" and SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." The adoption of these standards did not have a material effect on the company's consolidated financial statements and had no effect on its liquidity. The 1994 consolidated financial statements also include the disclosures required by SFAS 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," dealing with instruments that can only be settled in cash.


SPECIAL ITEMS. Net income is affected by transactions that are unrelated to, or are not representative of, the company's ongoing operations for the periods presented. These transactions, defined by management and designated "special items," can obscure the underlying results of operations for a year as well as affect comparability between years. The table below summarizes the gains (losses), on an after-tax basis, from special items included in the company's reported net income.

MILLIONS OF DOLLARS                                1994        1993       1992
- ------------------------------------------------------------------------------
Prior-Year Tax Adjustments                        $ 344       $(130)      $ 72
Asset Dispositions                                   48         122        757
Asset Write-Offs and Revaluations                     -         (71)      (133)
Environmental Remediation Provisions               (304)        (90)       (44)
Restructurings and Reorganizations                  (45)       (554)       (40)
LIFO Inventory Losses                               (10)        (46)       (26)
Other                                               (11)       (114)        65
- ------------------------------------------------------------------------------
  Total Special Items                             $  22       $(883)      $651
==============================================================================

PRIOR-YEAR TAX ADJUSTMENTS are generally the result of the settlement of audit issues with taxing authorities or the re-evaluation by the company of its tax liabilities as a result of new developments. Also, adjustments are required for the effect on deferred income taxes of changes in statutory tax rates. In 1994, prior-year tax adjustments increased earnings $344 million, including the

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net reversal of $301 million of tax and related interest reserves resulting from the company's global settlement with the Internal Revenue Service for issues relating to the years 1979 through 1987. Tax adjustments decreased earnings $130 million in 1993, which included the effect of a one percent increase in the U.S. corporate income tax rate, but increased earnings by $72 million in 1992.

ASSET DISPOSITIONS in 1994 consisted of the sale of the company's lead and zinc prospect in Ireland, generating an after-tax profit of $48 million. This sale completed the company's withdrawal from non-coal minerals activities. The Ortho lawn and garden products business was the major asset sold in 1993, generating a $130 million gain. In addition, oil and gas properties in the United States and Indonesia, undeveloped coal properties in the United States and marketing assets in Central America were sold in 1993 resulting in a net loss of $8 million. In 1992, assets sold included oil and gas properties in the United States, United Kingdom, Canada and Sudan; a fertilizer business in the United States; and a copper interest in Chile. In addition, the stock of a U.S. oil and gas subsidiary was exchanged for 31,500,000 shares of Chevron stock, a transaction valued at $1.1 billion. The combination of these and other smaller sales resulted in after-tax gains of $757 million in 1992.

ASSET WRITE-OFFS AND REVALUATIONS in 1993 were comprised of certain U.S. refinery assets, U.S. and Canadian production assets, and miscellaneous corporate assets. Asset write-offs in 1992 consisted of a $110 million write-down of the company's Beaufort Sea oil properties and a net $23 million charge related to certain U.S. refining, marketing and chemical fertilizer assets.

ENVIRONMENTAL REMEDIATION PROVISIONS pertain to estimated future costs for environmental cleanup programs at certain of the company's U.S. service stations, marketing terminals, refineries, chemical locations and oil and gas properties; divested operations in which Chevron has liability for future cleanup costs; and sites, commonly referred to as Superfund sites, for which the company has been designated a PRP by the EPA. In addition to environmental remediation and cleanup costs included in the 1994 and 1993 restructuring charges discussed below, provisions for environmental remediation amounted to $304 million in 1994, $90 million in 1993, and $44 million in 1992.

RESTRUCTURINGS AND REORGANIZATIONS charges in 1994 were a net $45 million addition to the $543 million charge provided in 1993 to restructure the company's U.S. refining and marketing business. The 1994 adjustment included $6 million applicable to the effect of the restructuring on the company's chemicals operations. The adjustment also included the result of environmental remediation actions agreed to with regulatory agencies, and retained by the company, in connection with the terms of the sale of the Port Arthur refinery.

The 1993 charge was composed primarily of a write-down of the company's Philadelphia and Port Arthur refinery facilities and related inventories to their realizable values. In estimating the refineries' realizable values, the company took into account certain environmental cleanup obligations. The charges also included provisions for environmental site assessments and employee severance.

The Philadelphia refinery was sold in August 1994 and the Port Arthur refinery was sold in February 1995. At year-end 1994, the reserve balance of $715 million, before tax, was comprised of $491 million applicable to the loss on the Port Arthur facilities and inventories and $224 million for retained future Port Arthur environmental cleanup obligations. Additional Port Arthur environmental reserves had been established prior to the decision to sell the refinery.

In 1992, Chevron recorded a net charge of $40 million associated with restructuring and work-force reductions in connection with the company's enhanced early retirement program.

LIFO INVENTORY LIQUIDATION LOSSES result from the reduction of inventories in certain inventory pools valued under the Last-In, First-Out (LIFO) accounting method. LIFO losses decreased net income in 1994, 1993 and 1992 by $10 million, $46 million and $26 million, respectively, as inventories were liquidated at higher than then-current costs. These amounts include the company's equity share of Caltex LIFO inventory effects. Chevron's consolidated petroleum inventories were 99 million barrels at year-end 1994 and 1993 and 105 million barrels at year-end 1992.

OTHER SPECIAL ITEMS in 1994 included charges for litigation and regulatory settlements of $31 million, which were partially offset by a casualty insurance recovery of $20 million. In 1993, net additions of $70 million to reserves for various litigation and regulatory issues and a one-time cash bonus award to employees totaling $60 million, were partially offset by a favorable inventory adjustment of $16 million. In 1992, insurance recoveries and chemical products licensing agreements of $76 million were partially offset by $11 million of net additions to reserves for various litigation and regulatory issues.

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RESULTS OF OPERATIONS. Results for 1994 were depressed by lower average crude oil and natural gas prices and lower sales margins on refined products. Crude oil prices were especially low in the first quarter and U.S. refined products margins were very weak in the second quarter. In addition to these industry conditions, the company experienced unscheduled refinery downtime and other refinery operating problems in its U.S. operations, particularly in the first half of the year, that further reduced earnings. Chemicals operations, however, were very strong, benefiting from improved industry fundamentals and the restructuring and cost reduction programs undertaken in recent years.

In 1993, compared with 1992, strong worldwide refined product sales margins and high U.S. natural gas prices mitigated the effects of lower crude oil prices. Another contributing factor to the company's improved operating performance in 1993 was the large reduction in its operating and administrative costs. Also, lower interest and exploration expenses helped earnings. Chemicals operations were at depressed levels in both years, reflecting continued industry overcapacity and weak worldwide economies.

SALES AND OTHER OPERATING REVENUES were $35.1 billion, down from $36.2 billion in 1993 and $38.2 billion in 1992. Revenues declined from 1993 and 1992 levels primarily due to lower prices for crude oil, natural gas and refined products together with lower refined product sales volumes. These factors also accounted for corresponding declines in PURCHASED CRUDE OIL AND PRODUCTS. The decline in total revenues was partially mitigated by higher chemicals revenues and gasoline excise tax collections.

OTHER INCOME in all years included net gains resulting from the disposition of non-core assets, which caused other income to fluctuate from year to year.

OPERATING, SELLING AND ADMINISTRATIVE EXPENSES, adjusted for special items, declined $150 million in 1994. Annual operating costs in 1994 were over $1 billion less than in 1991, the base measurement year set when the company launched its cost reduction program in early 1992. Operating expenses in 1994 included unanticipated costs associated with unscheduled refinery shutdowns and maintenance, as well as other refinery operating problems. Although a portion of the cost reduction is a result of operations disposed of over the years, the bulk of the decrease is due to a significant reduction to the company's ongoing cost structure. Reported selling, general and administrative expenses in 1994 included the reversal of $319 million of accrued interest reserves on federal income taxes payable resulting from the company's settlement with the IRS of nine open tax years, 1979 through 1987.

MILLIONS OF DOLLARS                                1994        1993       1992
- ------------------------------------------------------------------------------
Reported Operating Expenses*                     $6,314      $6,267     $6,145
Reported Selling, General
  and Administrative Expenses                       963       1,530      1,761
- ------------------------------------------------------------------------------
 Total Operational Costs                          7,277       7,797      7,906
Eliminate Special Charges Before Tax               (161)       (531)      (282)
- ------------------------------------------------------------------------------
 Adjusted Ongoing Operational Costs              $7,116      $7,266     $7,624
==============================================================================
* OPERATIONS ARE CHARGED AT MARKET RATES FOR CONSUMPTION OF THE COMPANY'S OWN FUEL. THESE "COSTS" ARE ELIMINATED IN THE CONSOLIDATED FINANCIAL STATEMENTS. FOR COST PERFORMANCE MEASUREMENT, SUCH COSTS ARE INCLUDED AND AMOUNTED TO $1,027, $1,017 AND $1,251 IN 1994, 1993 AND 1992, RESPECTIVELY.

TAXES on income were $1.1 billion in 1994, $1.2 billion in 1993, and $1.3 billion in 1992, equating to effective income tax rates of 39.6 percent, 47.9 percent, and 36.2 percent for each of the three years, respectively. The lower effective tax rate for 1994 is attributable to the effect of favorable prior-year tax adjustments resulting from a global settlement with the Internal Revenue Service for the years 1979 through 1987, which included the reversal of excess interest reserves with little associated tax effect. The increase in the 1993 tax rate from 1992 levels is due primarily to unfavorable prior-year tax adjustments, including an increase in deferred income taxes resulting from the one percent increase in the U.S. corporate income tax rate. The 1992 rate included the effect of a tax-free exchange, which resulted in a large book gain with no associated tax cost.

CURRENCY TRANSACTIONS decreased net income $64 million in 1994 compared with increases of $46 million in 1993 and $90 million in 1992. These amounts include the company's share of affiliates' currency transactions. The loss on currency transactions in 1994 resulted primarily from fluctuations in the value of the Australian and Philippine currencies relative to the U.S. dollar. In 1993, gains resulted from fluctuations in the currency of Nigeria. In 1992, gains resulted from fluctuations in the currencies of the United Kingdom, Canada, Australia and Nigeria.

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

RESULTS BY MAJOR OPERATING AREAS
MILLIONS OF DOLLARS                                1994        1993       1992
- ------------------------------------------------------------------------------
Exploration and Production
  United States                                  $  518      $  566     $1,043
  International                                     539         580        594
- ------------------------------------------------------------------------------
    Total Exploration and Production              1,057       1,146      1,637
- ------------------------------------------------------------------------------
Refining, Marketing and Transportation
  United States                                      40        (170)       297
  International                                     239         252        111
- ------------------------------------------------------------------------------
    Total Refining, Marketing and Transportation    279          82        408
- ------------------------------------------------------------------------------
    Total Petroleum                               1,336       1,228      2,045
Chemicals                                           206         143         89
Coal and Other Minerals                             111          44        198
Corporate and Other                                  40        (150)      (122)
- ------------------------------------------------------------------------------
  Income Before Cumulative Effect
    of Changes in Accounting Principles          $1,693      $1,265     $2,210
Cumulative Effect of Changes
    in Accounting Principles                          -           -       (641)
- ------------------------------------------------------------------------------
  Net Income                                     $1,693      $1,265     $1,569
==============================================================================

SPECIAL ITEMS BY MAJOR OPERATING AREAS
MILLIONS OF DOLLARS                                1994        1993       1992
- ------------------------------------------------------------------------------
Exploration and Production
  United States                                   $ (66)      $(136)      $413
  International                                      20         (61)        14
- ------------------------------------------------------------------------------
    Total Exploration and Production                (46)       (197)       427
- ------------------------------------------------------------------------------
Refining, Marketing and Transportation
  United States                                    (285)       (725)       (53)
  International                                     (10)          1         (3)
- ------------------------------------------------------------------------------
    Total Refining, Marketing and Transportation   (295)       (724)       (56)
- ------------------------------------------------------------------------------
    Total Petroleum                                (341)       (921)       371
Chemicals                                            (9)        112         53
Coal and Other Minerals                              48           -        159
Corporate and Other                                 324         (74)        68
- ------------------------------------------------------------------------------
    Total Special Items Included in Net Income    $  22       $(883)     $ 651
==============================================================================

U.S. EXPLORATION AND PRODUCTION earnings in 1994, excluding special items, were down 17 percent from 1993 levels and down 7 percent from 1992 results.

MILLIONS OF DOLLARS                                1994        1993       1992
- ------------------------------------------------------------------------------
Earnings Excluding Special Items                   $584        $702     $  630
- ------------------------------------------------------------------------------
Prior-Year Tax Adjustments                            -         (40)         5
Asset Dispositions                                    -         (54)       419
Asset Write-Offs and Revaluations                     -         (13)         -
Environmental Remediation Provisions                (51)        (13)        (2)
Restructurings and Reorganizations                    -          (2)       (35)
LIFO Inventory (Losses) Gains                        (4)          1          5
Other                                               (11)        (15)        21
- ------------------------------------------------------------------------------
  Total Special Items                               (66)       (136)       413
- ------------------------------------------------------------------------------
  Reported Earnings                                $518        $566     $1,043
==============================================================================

Operationally, lower average crude oil and natural gas prices and lower crude oil production levels in 1994 contributed to the earnings decline from 1993. Crude prices were sharply lower in the last half of 1993, but recovered to the point that in December 1994, the company's average realizations were $3.12 per barrel higher than in December 1993. Overall, however, the company's average crude oil realization for 1994 decreased $.72 per barrel to $13.86. Natural gas prices fell throughout 1994, averaging $1.77 per thousand cubic feet for the year, down $.22 from the 1993 average price. Natural gas accounts for almost half of the company's U.S. oil and gas production volumes.

Cost cutting efforts and higher natural gas prices were the major factors in 1993's earnings improvement from 1992, offsetting lower crude oil prices and lower production levels.

Net liquids production for 1994 averaged 369,000 barrels per day, down 6 percent from 394,000 in 1993 and down 15 percent from 432,000 barrels per day in 1992. Net natural gas pro-

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duction in 1994 averaged about 2.1 billion cubic feet per day, about the same level as 1993 but down from 2.3 billion cubic feet per day in 1992. The production declines resulted from producing property sales, in connection with the company's decision to concentrate its efforts on a core portfolio of about 400 producing properties, and from normal field declines.

INTERNATIONAL EXPLORATION AND PRODUCTION earnings in 1994, excluding special items, were down 19 percent from 1993 levels and down 11 percent from 1992 results, due primarily to foreign currency effects. In 1994, foreign exchange losses were $28 million, whereas in 1993 and 1992, foreign exchange gains amounted to $57 million and $80 million, respectively.


MILLIONS OF DOLLARS                                1994        1993       1992
- ------------------------------------------------------------------------------
Earnings Excluding Special Items                   $519        $641       $580
- ------------------------------------------------------------------------------
Prior-Year Tax Adjustments                           20         (63)       (27)
Asset Dispositions                                    -          29        166
Asset Write-Offs and Revaluations                     -         (19)      (110)
Restructurings and Reorganizations                    -          (2)        (9)
LIFO Inventory Losses                                 -          (1)        (1)
Other                                                 -          (5)        (5)
- ------------------------------------------------------------------------------
  Total Special Items                                20         (61)        14
- ------------------------------------------------------------------------------
 Reported Earnings                                 $539        $580       $594
==============================================================================

Operationally, higher production volumes did not fully offset the effect of lower average crude oil and natural gas prices in 1994. The company's average international liquids prices, including equity in affiliates, declined to $14.86 per barrel from $16.09 in 1993 and $17.93 in 1992. Average natural gas prices were $1.84 per thousand cubic feet in 1994 compared with $2.08 and $2.07 in 1993 and 1992, respectively. In 1994, net liquids production, including production from equity affiliates, increased 12 percent over 1993 to 624,000 barrels per day, and was up 22 percent from 1992 production levels. Net natural gas production volumes also increased in 1994, up 16 percent from 1993 to 546 million cubic feet per day and up 18 percent from 1992 levels. Production of crude oil and natural gas has been increasing steadily since the late 1980s, reflecting the company's strategy of growing its international operations.

SELECTED OPERATING DATA
                                                   1994        1993        1992
- -------------------------------------------------------------------------------
U.S. EXPLORATION AND PRODUCTION
Net Crude Oil and Natural Gas
  Liquids Production (MBPD)                         369         394         432
Net Natural Gas Production (MMCFPD)               2,085       2,056       2,313
Natural Gas Liquids Sales (MBPD)                    215         211         194
Revenues from Net Production
  Crude Oil ($/bbl.)                             $13.86      $14.58      $16.50
  Natural Gas ($/MCF)                            $ 1.77      $ 1.99      $ 1.70

INTERNATIONAL EXPLORATION AND PRODUCTION (1)
Net Crude Oil and Natural Gas
  Liquids Production (MBPD)                         624         556         512
Net Natural Gas Production (MMCFPD)                 546         469         463
Natural Gas Liquids Sales (MBPD)                     34          37          33
Revenues from Liftings
  Liquids ($/bbl.)                               $14.86      $16.09      $17.93
  Natural Gas ($/MCF)                            $ 1.84      $ 2.08      $ 2.07

U.S. REFINING AND MARKETING
Gasoline Sales (MBPD)                               615         652         646
Other Refined Product Sales (MBPD)                  699         771         824
Refinery Input (MBPD)                             1,213       1,307       1,311
Average Refined Product Sales Price ($/bbl.)     $24.37      $25.35      $25.96

INTERNATIONAL REFINING AND MARKETING (1)
Refined Product Sales (MBPD)                        934         923         859
Refinery Input (MBPD)                               623         598         543

CHEMICALS SALES AND OTHER OPERATING REVENUES (2)
United States                                    $3,079      $2,694      $2,929
International                                       648         602         566
                                                 ------------------------------
  Worldwide                                      $3,727      $3,296      $3,495
===============================================================================
(1) INCLUDES EQUITY IN AFFILIATES. REFINERY INPUT IN 1992 DOES NOT INCLUDE SOUTH AFRICA WHERE LOCAL GOVERNMENT RESTRICTIONS PROHIBITED DISCLOSURE OF REFINERY INPUT IN 1992 AND PRIOR YEARS.
(2) MILLIONS OF DOLLARS. INCLUDES SALES TO OTHER CHEVRON COMPANIES.

    MBPD=thousand barrels per day; MMCFPD=million cubic feet per day; bbl.=barrel; MCF=thousand cubic feet

U.S. REFINING AND MARKETING earnings, excluding special items, declined 41 percent from 1993's strong results and were down 7 percent from 1992 levels. Sales volumes in 1994 declined 8 percent from 1993 levels, largely due to the sale of the company's Philadelphia refinery in August.

MILLIONS OF DOLLARS                                1994        1993       1992
- ------------------------------------------------------------------------------
Earnings Excluding Special Items                  $ 325       $ 555       $350
- ------------------------------------------------------------------------------
Prior-Year Tax Adjustments                            -         (38)         7
Asset Dispositions                                    -          (1)         -
Asset Write-Offs and Revaluations                     -         (25)       (31)
Environmental Remediation Provisions               (249)        (77)       (42)
Restructurings and Reorganizations                  (39)       (543)        (1)
LIFO Inventory Gains (Losses)                         3         (44)       (22)
Other                                                 -           3         36
- ------------------------------------------------------------------------------
  Total Special Items                              (285)       (725)       (53)
- ------------------------------------------------------------------------------
  Reported Earnings                               $  40       $(170)      $297
==============================================================================

Sales margins were lower in 1994 compared with 1993. Refined products prices were weak as ample supplies created a highly competitive market. The company also experienced unscheduled refinery downtime and other refinery operating problems early in 1994 that increased operating expenses and required more expensive third-party product purchases to supply the company's marketing system.

Compared with the previous year, the strong earnings in 1993 reflected lower crude oil prices and lower operating costs, resulting in higher average sales margins than in 1992. Total product sales volumes declined 3 percent from 1992 levels, although sales of higher-valued motor fuels increased about 1 percent.

INTERNATIONAL REFINING AND MARKETING earnings include international marine operations and equity earnings of the company's Caltex Petroleum Corporation affiliate. Excluding special items, 1994 earnings were about level with 1993, but more than doubled from 1992.

MILLIONS OF DOLLARS                                1994        1993       1992
- ------------------------------------------------------------------------------
Earnings Excluding Special Items                   $249        $251       $114
- ------------------------------------------------------------------------------
Prior-Year Tax Adjustments                            -          (4)         7
Asset Dispositions                                    -          13          -
Asset Write-Offs and Revaluations                     -          (1)         -
Restructurings and Reorganizations                    -          (1)        (1)
LIFO Inventory Losses                               (10)         (3)        (9)
Other                                                 -          (3)         -
- ------------------------------------------------------------------------------
  Total Special Items                               (10)          1         (3)
- ------------------------------------------------------------------------------
  Reported Earnings                                $239        $252       $111
==============================================================================

Earnings in 1994 reflected lower results from the company's United Kingdom operations and several of the Caltex major areas of operations, particularly refining operations in Bahrain. United Kingdom operations were impacted by weak sales margins and the effects of an explosion and fire at the cracking facility that manufactures its gasoline. Shipping and trading earnings also declined. On the other hand, Canadian results improved on higher sales volumes and stronger markets. Results in 1992 reflected weak global economic conditions that held down product prices, shrinking sales margins in all the company's areas of operations.

Sales volumes for 1994 increased slightly over 1993 levels as a 5 percent increase in marketing sales was mostly offset by a decline in the company's trading sales volumes; however, 1994 volumes were up nearly 9 percent from 1992 due to continued demand growth in the Caltex areas of operations. Caltex volumes, excluding transactions with Chevron, increased 4 percent from 1993 and 6 percent from 1992 to 1993, continuing its growth of the past several years.

Equity earnings of Caltex were $210 million, $227 million and $180 million for 1994, 1993, and 1992, respectively. Between 1994 and 1993, there was a favorable swing of $69 million resulting from inventory adjustments and an unfavorable impact of $43 million caused by foreign currency transactions. In 1994, Chevron's share of annual Caltex earnings benefited $17 million from upward adjustments to the carrying value of its petroleum inventories to reflect market values after a 1993 write-down of $52 million. Caltex foreign currency transactions were losses of $27 million in 1994 but were gains of $16 million and $21 million in 1993 and 1992, respectively.

Total international refining and marketing foreign currency transaction losses were $19 million in 1994, compared with gains of $2 million in 1993 and $13 million in 1992.

CHEMICALS earnings, excluding special items, were up dramatically from 1993 and 1992 levels. The improving U.S. economy reduced industry overcapacity, resulting in higher sales volumes at stronger prices, and reversing 5 years of successively lower operating earnings caused by industry over-expansion just prior to a downturn in the U.S. economy. Restructurings and cost reduction programs undertaken in recent years positioned the company's chemicals businesses to benefit from the improved industry conditions. Operating results were strong in all the company's divisions - additives, aromatics and, especially, olefins. Olefins results would have been even higher had a major plant not been shut down for over a month because of damage caused by flooding in southeast Texas in mid-October. The shutdown resulted in lost earnings and higher operating and repair expenses.

MILLIONS OF DOLLARS                                1994        1993       1992
- ------------------------------------------------------------------------------
Earnings Excluding Special Items                   $215        $ 31        $36
- ------------------------------------------------------------------------------
Prior-Year Tax Adjustments                            -          (5)        (2)
Asset Dispositions                                    -         130         13
Asset Write-Offs and Revaluations                     -           -          8
Environmental Remediation Provisions                 (4)          -          -
Restructurings and Reorganizations                   (6)         (5)        (1)
LIFO Inventory Gains                                  1           1          1
Other                                                 -          (9)        34
- ------------------------------------------------------------------------------
  Total Special Items                                (9)        112         53
- ------------------------------------------------------------------------------
 Reported Earnings                                 $206        $143        $89
==============================================================================


COAL AND OTHER MINERALS earnings, excluding special items, increased 43 percent from 1993 and 62 percent from 1992 results. Operationally, earnings improved as coal sales margins were slightly higher. Sales tonnage, at 20.4 million tons, was down slightly from the prior year, but up from 16.5 million tons in 1992. Also, earnings benefited from the absence of 1993 and 1992 losses from non-coal minerals activities.

MILLIONS OF DOLLARS                                1994        1993       1992
- ------------------------------------------------------------------------------
Earnings Excluding Special Items                   $ 63         $44       $ 39
- ------------------------------------------------------------------------------
Prior-Year Tax Adjustments                            -          (2)         -
Asset Dispositions                                   48           5        159
Other                                                 -          (3)         -
- ------------------------------------------------------------------------------
 Total Special Items                                 48           -        159
- ------------------------------------------------------------------------------
 Reported Earnings                                 $111         $44       $198
==============================================================================


CORPORATE AND OTHER activities include interest expense, interest income on cash and marketable securities, real estate and insurance operations, and corporate center costs.

Excluding the effects of special items, corporate and other charges in 1994 were $284 million, compared with net charges of $76 million in 1993 and $190 million in 1992.

MILLIONS OF DOLLARS                                1994        1993       1992
- ------------------------------------------------------------------------------
Earnings Excluding Special Items                  $(284)      $ (76)     $(190)
- ------------------------------------------------------------------------------
Prior-Year Tax Adjustments                          324          22         82
Asset Write-offs and Revaluations                     -         (13)         -
Restructurings and Reorganizations                    -          (1)         7
Other                                                 -         (82)       (21)
- ------------------------------------------------------------------------------
  Total Special Items                               324         (74)        68
- ------------------------------------------------------------------------------
 Reported Earnings                                $  40       $(150)     $(122)
==============================================================================


In 1994, the company changed its method of distributing certain corporate expenses to its business segments. As a result, corporate and other charges for 1994 included $190 million that, under the previous method, would have been allocated to the business segments. This change had no net income effect. Amounts that would have been allocated in 1994 to the company's major operating areas under the prior method are as follows: U.S. Exploration and Production - $34 million; U.S. Refining and Marketing - $32 million; International Exploration and Production - $63 million; International Refining and Marketing
- - $48 million; Chemicals - $10 million; and Coal and Other Minerals - $3 million.

Higher interest costs in 1994 resulted from the combined effect of higher debt levels and higher interest rates than in 1993. The decline in 1993 costs relative to 1992 reflects an $84 million after-tax reduction in interest expense, due to lower interest rates and lower debt levels.

LIQUIDITY AND CAPITAL RESOURCES. Cash, cash equivalents and marketable securities decreased $710 million to $1.3 billion at year-end 1994. Cash provided by operating activities decreased $1.3 billion in 1994 to $2.9 billion, compared with $4.2 billion in 1993 and $3.9 billion in 1992. The 1994 decrease reflects lower operational earnings, adjusted for non-cash charges, and increased working capital requirements, including the payment of $675 million to the Internal Revenue Service for the settlement of substantially all open tax issues for the nine years 1979 through 1987. Cash from operations, proceeds from asset sales, an increase in overall debt levels and the draw-down of cash balances were used to fund the company's capital expenditures and dividend payments to stockholders.

AT YEAR-END 1994, THE COMPANY CLASSIFIED $1.8 BILLION OF SHORT-TERM OBLIGATIONS AS LONG-TERM DEBT. Settlement of these obligations, consisting of commercial paper, is not expected to require the use of working capital in 1995 because the company has the intent and the ability, as evidenced by revolving credit arrangements, to refinance them on a long-term basis. The company's practice has been to continually refinance its commercial paper, maintaining levels it believes to be appropriate.

ON DECEMBER 31, 1994, CHEVRON HAD $4.4 BILLION IN COMMITTED CREDIT FACILITIES WITH VARIOUS MAJOR BANKS. These facilities support commercial paper borrowing and can also be used for general credit requirements. No borrowings were outstanding under these facilities during the year or at year-end 1994. In addition, Chevron and one of its subsidiaries each have existing "shelf" registrations on file with the Securities and Exchange Commission that together would permit registered offerings of up to approximately $700 million of debt securities.

THE COMPANY'S DEBT AND CAPITAL LEASE OBLIGATIONS TOTALED $8.142 BILLION AT DECEMBER 31, 1994, up $604 million from $7.538 billion at year-end 1993. The increase is primarily from $466 million of additional net short-term borrowings, largely the issuance of commercial paper, the issuance of $350 million of 7.45 percent notes due in the year 2004 and $65 million in capital lease obligations associated with the delivery of a new vessel. These increases were partially offset by the first quarter repayment of $200 million of 7.875 percent public debt originally due March 1, 1997. The company also retired $40 million of debt related to the Employee Stock Ownership Plan in January 1994.

THE COMPANY'S FUTURE DEBT LEVEL IS PRIMARILY DEPENDENT ON ITS CAPITAL SPENDING PROGRAM AND ITS BUSINESS OUTLOOK. While the company does not currently expect its debt level to increase significantly during 1995, it believes it has substantial borrowing capacity to meet unanticipated cash requirements.

FINANCIAL RATIOS
                                          1994      1993      1992
- ------------------------------------------------------------------
Current Ratio                              0.8       0.8       0.9
Interest Coverage Ratio                    7.6       7.4       8.2
Total Debt/Total Debt Plus Equity         35.8%     35.0%     36.4%
==================================================================

The CURRENT RATIO is the ratio of current assets to current liabilities at year-end. Two items affect the current ratio negatively, which in the company's opinion, do not affect its liquidity. Included in current assets in all years are inventories valued on a LIFO basis, which at year-end 1994 were lower than current costs by $684 million. Also the company's practice of continually refinancing its commercial paper, $3.2 billion classified as short-term at year-end 1994, results in a large portion of its short-term debt being outstanding indefinitely. Chevron's interest coverage ratio increased in 1994 due to higher income before tax. The INTEREST COVERAGE RATIO is defined as income before income tax expense, plus interest and debt expense and amortization of capitalized interest, divided by before-tax interest costs. The company's DEBT RATIO (total debt to total debt plus equity) increased slightly, as total debt increased more than equity did year-to-year.

The company's senior debt is rated AA by Standard & Poor's Corporation and Aa2 by Moody's Investors Service. Chevron's U.S. commercial paper is rated A-1$PL by Standard & Poor's and Prime-1 by Moody's, and Chevron's Canadian commercial paper is rated R-1 (middle) by Dominion Bond Rating Service. All these ratings denote high-quality, investment-grade securities.


CAPITAL AND EXPLORATORY EXPENDITURES

WORLDWIDE CAPITAL AND EXPLORATORY EXPENDITURES FOR 1994, INCLUDING THE COMPANY'S EQUITY SHARE OF AFFILIATES' EXPENDITURES, TOTALED $4.8 BILLION. Expenditures for exploration and production accounted for 57 percent of total outlays in 1994, 53 percent in 1993 and 51 percent in 1992. International exploration and production spending increased to 71 percent of worldwide exploration and production expenditures in 1994, up from 68 percent in 1993 and 65 percent in 1992, reflecting the company's increased focus on international exploration and production activities.

THE COMPANY PROJECTS 1995 CAPITAL AND EXPLORATORY EXPENDITURES AT APPROXIMATELY $5.1 BILLION, including Chevron's share of spending by affiliates. Excluding affiliates, spending will be essentially flat at $3.9 billion. The 1995 program provides $2.7 billion in exploration and production investments, of which about 70 percent are for international projects.

The company is participating in several significant oil and gas development projects. These include the development of the Hibernia field off the coast of Newfoundland; the Tengiz project in Kazakhstan; steam- and water-flood projects in Indonesia; expansion of the North West Shelf liquefied natural gas project in Australia; continued development of the Britannia natural gas field in the North Sea; expanded production projects in Angola; field development and expanded exploration in Congo; new field development in Papua New Guinea; and the Norphlet Trend natural gas development project in the Gulf of Mexico.

Refining, marketing and transportation expenditures are estimated at about $1.9 billion, with about $900 million of that planned for the U.S., including upgrading U.S. refineries to produce reformulated gasolines needed to comply with the Clean Air Act and California Air Resources Board regulations. Most of the balance will be focused on high growth Asia Pacific Rim countries where the company's Caltex affiliate has several major refinery projects under way to meet rising demand, including continuing the construction of a new refinery in Thailand and capacity expansion projects in Japan and Korea.

Projected spending also includes funds for the expansion of the linear low-density polyethylene manufacturing plant at the Cedar Bayou, Texas, chemicals facility.

CAPITAL AND EXPLORATORY EXPENDITURES

                                                     1994                          1993                           1992
                                        ----------------------------- ----------------------------- -----------------------------
                                                    INTER-                        INTER-                         INTER-
MILLIONS OF DOLLARS                        U.S.    NATIONAL     TOTAL    U.S.    NATIONAL     TOTAL    U.S.    NATIONAL     TOTAL
- ---------------------------------------------------------------------------------------------------------------------------------
Exploration and Production               $  807      $1,931    $2,738  $  763      $1,599    $2,362  $  792      $1,458    $2,250
Refining, Marketing and Transportation      885         890     1,775     949         748     1,697     962         749     1,711
Chemicals                                   109          29       138     199          34       233     224          37       261
Coal and Other Minerals                      39          15        54      47          10        57      65          20        85
All Other                                   114           -       114      91           -        91     116           -       116
- ---------------------------------------------------------------------------------------------------------------------------------
  Total                                  $1,954      $2,865    $4,819  $2,049      $2,391    $4,440  $2,159      $2,264    $4,423
- ---------------------------------------------------------------------------------------------------------------------------------
  Total Excluding Equity in Affiliates   $1,927      $2,046    $3,973  $2,029      $1,710    $3,739  $2,136      $1,666    $3,802
=================================================================================================================================

QUARTERLY RESULTS AND STOCK MARKET DATA
Unaudited

                                                                                   1994                                      1993
                                                 --------------------------------------  ----------------------------------------
MILLIONS OF DOLLARS, EXCEPT PER-SHARE AMOUNTS       4TH Q     3RD Q     2ND Q     1ST Q    4TH Q     3RD Q     2ND Q     1ST Q
- ---------------------------------------------------------------------------------------------------------------------------------
REVENUES
Sales and other operating revenues                 $8,927    $9,396    $8,702    $8,105   $8,778    $9,097    $9,413    $8,903
Equity in net income of affiliated
  companies and other income                          330       113       122       159      135       136       441       179
- ---------------------------------------------------------------------------------------------------------------------------------

TOTAL REVENUES                                      9,257     9,509     8,824     8,264    8,913     9,233     9,854     9,082
- ---------------------------------------------------------------------------------------------------------------------------------
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products,
  operating and other expenses                      6,225     6,695     6,201     5,594    6,467     6,401     7,748     6,385
Depreciation, depletion and amortization              598       626       615       592      652       615       596       589
Taxes other than on income                          1,406     1,405     1,403     1,345    1,303     1,219     1,227     1,137
Interest and debt expense                              97        93        83        73       73        76        81        87
- ---------------------------------------------------------------------------------------------------------------------------------
TOTAL COSTS AND OTHER DEDUCTIONS                    8,326     8,819     8,302     7,604    8,495     8,311     9,652     8,198
- ---------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAX EXPENSE                      931       690       522       660      418       922       202       884
INCOME TAX EXPENSE                                    308       265       265       272      124       502       152       383
- ---------------------------------------------------------------------------------------------------------------------------------
NET INCOME (1)                                     $  623    $  425    $  257    $  388   $  294    $  420    $   50    $  501
=================================================================================================================================

PER SHARE OF COMMON STOCK (2)
- -----------------------------
NET INCOME PER SHARE                               $0.96     $0.65     $0.39     $0.60    $0.45     $0.64     $0.08     $0.77
=================================================================================================================================
DIVIDENDS PAID PER SHARE                           $0.4625   $0.4625   $0.4625   $0.4625  $0.4375   $0.4375   $0.4375   $0.4375
=================================================================================================================================
COMMON STOCK PRICE RANGE - HIGH                    $46 1/2   $45 3/8   $49 3/16  $47 5/16 $49 3/8   $48 15/16 $45 7/16  $41 3/4
                         - LOW                     $41       $39 7/8   $41  1/4  $41 3/16 $41 3/4   $40   5/8 $39  3/4  $33 11/16
=================================================================================================================================
(1) SPECIAL CREDITS (CHARGES)
      INCLUDED IN NET INCOME.                      $   45    $   18    $   (5)   $  (36)  $ (221)   $ (145)   $ (515)   $   (2)
(2) PER-SHARE AMOUNTS FOR 1993 AND FIRST QUARTER 1994 HAVE BEEN RESTATED TO REFLECT A TWO-FOR-ONE STOCK SPLIT IN MAY 1994.
- ---------------------------------------------------------------------------------------------------------------------------------

THE COMPANY'S COMMON STOCK IS LISTED ON THE NEW YORK STOCK EXCHANGE (TRADING SYMBOL: CHV), AS WELL AS THE CHICAGO; PACIFIC;
LONDON; AND ZURICH, BASEL AND GENEVA, SWITZERLAND, STOCK EXCHANGES. IT ALSO IS TRADED ON THE BOSTON, CINCINNATI, DETROIT AND
PHILADELPHIA STOCK EXCHANGES. AS OF FEBRUARY 28, 1995, STOCKHOLDERS OF RECORD NUMBERED APPROXIMATELY 141,000.

THERE ARE NO RESTRICTIONS ON THE COMPANY'S ABILITY TO PAY DIVIDENDS. CHEVRON HAS MADE DIVIDEND PAYMENTS TO STOCKHOLDERS FOR
83 CONSECUTIVE YEARS.

REPORT OF MANAGEMENT

TO THE STOCKHOLDERS OF CHEVRON CORPORATION

Management of Chevron is responsible for preparing the accompanying financial statements and for assuring their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles and fairly represent the transactions and financial position of the company. The financial statements include amounts that are based on management's best estimates and judgments.

The company's statements have been audited by Price Waterhouse LLP, independent accountants, selected by the Audit Committee and approved by the stockholders. Management has made available to Price Waterhouse LLP all the company's financial records and related data, as well as the minutes of stockholders' and directors' meetings.

Management of the company has established and maintains a system of internal accounting controls that is designed to provide reasonable assurance that assets are safeguarded, transactions are properly recorded and executed in accordance with management's authorization, and the books and records accurately reflect the disposition of assets. The system of internal controls includes appropriate division of responsibility. The company maintains an internal audit department that conducts an extensive program of internal audits and independently assesses the effectiveness of the internal controls.

The Audit Committee is composed of directors who are not officers or employees of the company. It meets regularly with members of management, the internal auditors and the independent accountants to discuss the adequacy of the company's internal controls, financial statements and the nature, extent and results of the audit effort. Both the internal auditors and the independent accountants have free and direct access to the Audit Committee without the presence of management.


/s/ K.T. Derr                 /s/ M.R. Klitten              /s/ D.G. Henderson

Kenneth T. Derr               Martin R. Klitten             Donald G. Henderson
Chairman of the Board         Vice President, Finance       Vice President
and Chief Executive Officer   and Chief Financial Officer   and Comptroller

February 28, 1995



REPORT OF INDEPENDENT ACCOUNTANTS

TO THE STOCKHOLDERS AND THE BOARD OF DIRECTORS OF CHEVRON CORPORATION

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Chevron Corporation and its subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 1992, the company changed its methods of accounting for postretirement benefits other than pensions and for income taxes.


/s/ Price Waterhouse LLP

San Francisco, California
February 28, 1995

CONSOLIDATED STATEMENT OF INCOME

                                                        YEAR ENDED DECEMBER 31
MILLIONS OF DOLLARS,                        ----------------------------------
EXCEPT PER-SHARE AMOUNTS                        1994         1993         1992
- ------------------------------------------------------------------------------
REVENUES
Sales and other operating revenues (1)       $35,130      $36,191      $38,212
Equity in net income
  of affiliated companies                        440          440          406
Other income                                     284          451        1,059
- ------------------------------------------------------------------------------
TOTAL REVENUES                                35,854       37,082       39,677
- ------------------------------------------------------------------------------
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products              16,990       18,007       19,872
Operating expenses                             6,314        6,267        6,145
Provision for U.S. refining
  and marketing restructuring                     69          837            -
Exploration expenses                             379          360          507
Selling, general and administrative expenses     963        1,530        1,761
Depreciation, depletion and amortization       2,431        2,452        2,594
Taxes other than on income (1)                 5,559        4,886        4,899
Interest and debt expense                        346          317          436
- ------------------------------------------------------------------------------
TOTAL COSTS AND OTHER DEDUCTIONS              33,051       34,656       36,214
- ------------------------------------------------------------------------------
INCOME BEFORE INCOME TAX EXPENSE
  AND CUMULATIVE EFFECT OF
    CHANGES IN ACCOUNTING PRINCIPLES           2,803        2,426        3,463
INCOME TAX EXPENSE                             1,110        1,161        1,253
==============================================================================
INCOME BEFORE CUMULATIVE EFFECT OF
  CHANGES IN ACCOUNTING PRINCIPLES           $ 1,693      $ 1,265      $ 2,210
CUMULATIVE EFFECT OF CHANGES IN
  ACCOUNTING PRINCIPLES                            -            -         (641)
==============================================================================
NET INCOME                                   $ 1,693      $ 1,265      $ 1,569
==============================================================================
PER SHARE OF COMMON STOCK: (2)
  INCOME BEFORE CUMULATIVE EFFECT OF
    CHANGES IN ACCOUNTING PRINCIPLES           $2.60        $1.94        $3.26
  CUMULATIVE EFFECT OF CHANGES
    IN ACCOUNTING PRINCIPLES                       -            -         (.95)
                                            ----------------------------------
NET INCOME PER SHARE OF COMMON STOCK           $2.60        $1.94        $2.31

WEIGHTED AVERAGE NUMBER
  OF SHARES OUTSTANDING                  651,672,238  650,957,752  677,954,828
==============================================================================
(1) INCLUDES CONSUMER EXCISE TAXES.           $4,790       $4,068       $3,964
(2) SHARES AND PER-SHARE AMOUNTS REFLECT A TWO-FOR-ONE STOCK SPLIT IN MAY 1994.

See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEET

                                                                AT DECEMBER 31
                                                    --------------------------
MILLIONS OF DOLLARS                                       1994            1993
- ------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                              $   413         $ 1,644
Marketable securities                                      893             372
Accounts and notes receivable
  (less allowance: 1994 - $62; 1993 - $66)               3,923           3,808
Inventories:
  Crude oil and petroleum products                       1,036           1,108
  Chemicals                                                391             423
  Materials and supplies                                   263             252
  Other merchandise                                         20              18
                                                    --------------------------
                                                         1,710           1,801
Prepaid expenses and other current assets                  652           1,057
- ------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                     7,591           8,682
Long-term receivables                                      138              94
Investments and advances                                 3,991           3,623

Properties, plant and equipment, at cost                46,810          44,807
Less: accumulated depreciation,
  depletion and amortization                            24,637          22,942
                                                    --------------------------
                                                        22,173          21,865
Deferred charges and other assets                          514             472
- ------------------------------------------------------------------------------
TOTAL ASSETS                                           $34,407         $34,736
==============================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term debt                                        $ 4,014         $ 3,456
Accounts payable                                         2,990           3,325
Accrued liabilities                                      1,274           2,538
Federal and other taxes on income                          624             782
Other taxes payable                                        490             505
- ------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                9,392          10,606
Long-term debt and capital lease obligations             4,128           4,082
Deferred credits and other non-current obligations       2,043           1,677
Non-current deferred income taxes                        2,674           2,916
Reserves for employee benefit plans                      1,574           1,458
- ------------------------------------------------------------------------------
TOTAL LIABILITIES                                       19,811          20,739
- ------------------------------------------------------------------------------
Preferred stock (authorized 100,000,000 shares,
  $1.00 par value, none issued)                              -               -
Common stock (authorized 1,000,000,000 shares,
  $1.50 par value, 712,487,068 shares issued) *          1,069           1,069
Capital in excess of par value                           1,858           1,855
Deferred compensation - Employee
  Stock Ownership Plan (ESOP)                             (900)           (920)
Currency translation adjustment and other                  175             108
Retained earnings                                       14,457          13,955
Treasury stock, at cost (1994 - 60,736,435 shares;
  1993 - 61,008,858 shares) *                           (2,063)         (2,070)
- ------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                              14,596          13,997
- ------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $34,407         $34,736
==============================================================================

* SHARES AND PAR VALUE AMOUNTS REFLECT A TWO-FOR-ONE STOCK SPLIT IN MAY 1994.

  See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

                                                        YEAR ENDED DECEMBER 31
                                                ------------------------------
MILLIONS OF DOLLARS                                1994        1993       1992
- ------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income                                    $ 1,693     $ 1,265    $ 1,569
  Adjustments
    Depreciation, depletion and amortization      2,431       2,452      2,594
    Dry hole expense related
      to prior years' expenditures                   53          29         57
    Distributions less than equity
      in affiliates' income                         (55)       (173)      (144)
    Net before-tax (gains) losses on
      asset retirements and sales                   (83)        373       (568)
    Net currency translation losses (gains)          40         (27)       (66)
    Deferred income tax provision                   110        (160)      (176)
    Cumulative effect of changes
      in accounting principles                        -           -        641
    Net (increase) decrease in operating
      working capital (1)                        (1,773)        463         82
    Other (2)                                       480          (1)       (75)
- ------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES (3)     2,896       4,221      3,914
- ------------------------------------------------------------------------------
INVESTING ACTIVITIES
  Capital expenditures                           (3,405)     (3,323)    (3,352)
  Proceeds from asset sales                         731         908      1,043
  Net (purchases) sales of
    marketable securities (4)                      (545)         30         45
- ------------------------------------------------------------------------------
NET CASH USED FOR INVESTING ACTIVITIES           (3,219)     (2,385)    (2,264)
- ------------------------------------------------------------------------------
FINANCING ACTIVITIES
  Net borrowings of short-term obligations          466         293      1,333
  Proceeds from issuance of long-term debt          436         199         23
  Repayments of long-term debt
    and other financing obligations                (588)       (854)    (1,260)
  Cash dividends paid                            (1,206)     (1,139)    (1,115)
  Purchases of treasury shares                       (5)         (4)      (382)
- ------------------------------------------------------------------------------
NET CASH USED FOR FINANCING ACTIVITIES             (897)     (1,505)    (1,401)
- ------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES
  ON CASH AND CASH EQUIVALENTS                      (11)         21          3
- ------------------------------------------------------------------------------
NET CHANGE IN CASH AND CASH EQUIVALENTS          (1,231)        352        252
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR    1,644       1,292      1,040
- ------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT YEAR-END           $   413     $ 1,644    $ 1,292
==============================================================================
(1) THE "NET (INCREASE) DECREASE IN OPERATING WORKING CAPITAL" IS COMPOSED OF THE FOLLOWING:
      (INCREASE) DECREASE IN ACCOUNTS
         AND NOTES RECEIVABLE                   $   (44)    $   187    $    97
      (INCREASE) DECREASE IN INVENTORIES            (57)        288        292
      DECREASE (INCREASE) IN PREPAID EXPENSES
        AND OTHER CURRENT ASSETS                      4         (52)        85
      (DECREASE) INCREASE IN ACCOUNTS PAYABLE
         AND ACCRUED LIABILITIES                 (1,510)        214       (567)
      (DECREASE) INCREASE IN INCOME AND
        OTHER TAXES PAYABLE                        (166)       (174)       175
- ------------------------------------------------------------------------------
        NET (INCREASE) DECREASE IN
          OPERATING WORKING CAPITAL             $(1,773)    $   463    $    82
==============================================================================
(2) IN 1994, "OTHER" OPERATING ACTIVITIES
    WERE COMPRISED PRIMARILY OF INCREASES IN
    NON-CURRENT OBLIGATIONS WHICH INCLUDED,
    IN PART, NON-CASH PROVISIONS FOR
    ENVIRONMENTAL REMEDIATION.
(3) "NET CASH PROVIDED BY OPERATING ACTIVITIES"
    INCLUDES THE FOLLOWING CASH PAYMENTS FOR
    INTEREST AND INCOME TAXES:
      INTEREST PAID ON DEBT (NET OF
        CAPITALIZED INTEREST)                   $   310     $   309    $   392
      INCOME TAXES PAID                         $ 1,147     $ 1,505    $ 1,236
==============================================================================
(4) "NET (PURCHASES) SALES OF MARKETABLE
     SECURITIES" CONSISTS OF THE FOLLOWING
     GROSS AMOUNTS:
       MARKETABLE SECURITIES PURCHASED          $(1,943)    $(1,855)   $(2,633)
       MARKETABLE SECURITIES SOLD                 1,398       1,885      2,678
- ------------------------------------------------------------------------------
NET (PURCHASES) SALES OF MARKETABLE SECURITIES  $  (545)    $    30    $    45
==============================================================================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY*

                                    NUMBER OF SHARES                                                           MILLIONS OF DOLLARS
                               ------------------------ --------------------------------------------------------------------------
                                                                                                CURRENCY
                                    COMMON       COMMON           CAPITAL IN     DEFERRED    TRANSLATION
                                     STOCK     STOCK IN  COMMON    EXCESS OF     COMPENSA-    ADJUSTMENT    RETAINED     TREASURY
                                    ISSUED     TREASURY   STOCK    PAR VALUE    TION-ESOP      AND OTHER    EARNINGS        STOCK
                               ------------------------ -------------------------------------------------------------------------
BALANCE AT
DECEMBER 31, 1991              712,487,068  (19,042,538) $1,069       $1,839        $(964)         $  67     $13,349       $ (621)
 Net income                              -            -       -            -            -              -       1,569            -
 Cash dividends -
  $1.65 per share                        -            -       -            -            -              -      (1,115)           -
 Tax benefit from
  dividends paid on
   unallocated ESOP shares               -            -       -            -            -              -          11            -
 Foreign currency
  translation adjustment                 -            -       -            -            -            (10)          -            -
 Pension Plan
  minimum liability                      -            -       -            -            -             (1)          -            -
 ESOP expense
  accrual adjustment                     -            -       -            -           10              -           -            -
 Treasury shares acquired
  in exchange transaction                -  (31,500,000)      -            -            -              -           -       (1,100)
 Purchase of treasury shares             -  (11,868,922)      -            -            -              -           -         (382)
 Reissuance of treasury shares           -      271,970       -            1            -              -           -            6
                               ------------------------ -------------------------------------------------------------------------
BALANCE AT
DECEMBER 31, 1992              712,487,068  (62,139,490) $1,069       $1,840        $(954)           $56     $13,814      $(2,097)
 Net income                              -            -       -            -            -              -       1,265            -
 Cash dividends -
  $1.75 per share                        -            -       -            -            -              -      (1,139)           -
 Tax benefit from
  dividends paid on
   unallocated ESOP shares               -            -       -            -            -              -          15            -
 Foreign currency
  translation adjustment                 -            -       -            -            -             52           -            -
 ESOP expense
  accrual adjustment                     -            -       -            -            4              -           -            -
 Reduction of ESOP debt                  -            -       -            -           30              -           -            -
 Purchase of treasury shares             -      (92,506)      -            -            -              -           -           (4)
 Reissuance of treasury shares           -    1,223,138       -           15            -              -           -           31
                               ------------------------ -------------------------------------------------------------------------
BALANCE AT
DECEMBER 31, 1993              712,487,068  (61,008,858) $1,069       $1,855        $(920)          $108     $13,955      $(2,070)
 Net income                              -            -       -            -            -              -       1,693            -
 Cash dividends -
  $1.85 per share                        -            -       -            -            -              -      (1,206)           -
 Tax benefit from
  dividends paid on
   unallocated ESOP shares               -            -       -            -            -              -          15            -
 Market value adjustments
  on investments                         -            -       -            -            -             11           -            -
 Foreign currency
  translation adjustment                 -            -       -            -            -             72           -            -
 Pension plan
  minimum liability                      -            -       -            -            -            (16)          -            -
 ESOP expense
  accrual adjustment                     -            -       -            -          (20)             -           -            -
 Reduction of ESOP debt                  -            -       -            -           40              -           -            -
 Purchase of treasury shares             -     (108,964)      -            -            -              -           -           (5)
 Reissuance of treasury shares           -      381,387       -            3            -              -           -           12
                               ------------------------ -------------------------------------------------------------------------
BALANCE AT
DECEMBER 31, 1994              712,487,068  (60,736,435) $1,069       $1,858        $(900)          $175     $14,457      $(2,063)
======================================================= =========================================================================
* SHARES AND PER-SHARE AMOUNTS REFLECT A TWO-FOR-ONE STOCK SPLIT IN MAY 1994.

See accompanying notes to consolidated financial statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Millions of dollars

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Chevron Corporation and its consolidated subsidiaries (the company) employ accounting policies that are in accordance with generally accepted accounting principles in the United States.


SUBSIDIARY AND AFFILIATED COMPANIES. The consolidated financial statements include the accounts of subsidiary companies more than 50 percent owned. Investments in and advances to affiliates in which the company has a substantial ownership interest of approximately 20 to 50 percent, or for which the company participates in policy decisions, are accounted for by the equity method. Under this accounting, remaining unamortized cost is increased or decreased by the company's share of earnings or losses after dividends.

OIL AND GAS ACCOUNTING. The successful efforts method of accounting is used for oil and gas exploration and production activities.

DERIVATIVES. Gains and losses on hedges of existing assets or liabilities are included in the carrying amounts of those assets or liabilities and are ultimately recognized in income as part of those carrying amounts. Gains and losses related to qualifying hedges of firm commitments or anticipated transactions also are deferred and are recognized in income or as adjustments of carrying amounts when the hedged transaction occurs. Gains and losses on derivatives contracts that do not qualify as hedges are recognized currently in "Other income."

SHORT-TERM INVESTMENTS. All short-term investments are classified as available-for-sale, and are in highly liquid debt securities. Those investments that are part of the company's cash management portfolio with original maturities of three months or less are reported as cash equivalents. The balance of the short-term investments is reported as marketable securities.


INVENTORIES. Crude oil, petroleum products, chemicals and other merchandise are stated at cost, using a Last-In, First-Out (LIFO) method. In the aggregate, these costs are below market. Materials and supplies generally are stated at average cost.


PROPERTIES, PLANT AND EQUIPMENT. All costs for development wells, related plant and equipment (including carbon dioxide and certain other injected materials used in enhanced recovery projects), and mineral interests in oil and gas properties are capitalized. Costs of exploratory wells are capitalized pending determination of whether the wells found proved reserves. Costs of wells that are assigned proved reserves remain capitalized. All other exploratory wells and costs are expensed.

Proved oil and gas properties are regularly assessed for possible impairment on an aggregate worldwide portfolio basis, applying the informal "ceiling test" of the Securities and Exchange Commission. Under this method, the possibility of an impairment may exist if the aggregate net book carrying value of these properties, net of applicable deferred income taxes, exceeds the aggregate undiscounted future cash flows, after tax, from the properties, as calculated in accordance with accounting rules for supplemental information on oil and gas producing activities. In addition, high-cost, long-lead-time oil and gas projects are individually assessed prior to production start-up by comparing the recorded investment in the project with its fair market or economic value, as appropriate. Economic values are generally based on management's expectations of discounted future after-tax cash flows from the project at the time of assessment.

Depreciation and depletion (including provisions for future abandonment and restoration costs) of all capitalized costs of proved oil and gas producing properties, except mineral interests, are expensed using the unit-of-production method by individual fields as the proved developed reserves are produced. Depletion expenses for capitalized costs of proved mineral interests are recognized using the unit-of-production method by individual fields as the related proved reserves are produced. Periodic valuation provisions for impairment of capitalized costs of unproved mineral interests are expensed.

Depreciation and depletion expenses for coal are determined using the unit-of-production method as the proved reserves are produced. The capitalized costs of all other plant and equipment are depreciated or amortized over estimated useful lives. In general, the declining-balance method is used to depreciate plant and equipment in the United States; the straight-line method generally is used to depreciate international plant and equipment and to amortize all capitalized leased assets.

Gains or losses are not recognized for normal retirements of properties, plant and equipment subject to composite group amortization or depreciation. Gains or losses from abnormal retirements or sales are included in income.

Expenditures for maintenance, repairs and minor renewals to maintain facilities in operating condition are expensed. Major replacements and renewals are capitalized.


ENVIRONMENTAL EXPENDITURES. Environmental expenditures that relate to current ongoing operations or to conditions caused by past operations are expensed. Expenditures that create future benefits or contribute to future revenue generation are capitalized.

Liabilities related to future remediation costs are recorded when environmental assessments and/or cleanups are probable, and the costs can be reasonably estimated. Other than for assessments, the timing and magnitude of these accruals is generally based on the company's commitment to a formal plan of action, such as an approved remediation plan or the sale or disposal of an asset. For the company's domestic marketing facilities, the accrual is based on the probability that a future remediation commitment will be required. For oil and gas and coal producing properties, a provision is made through depreciation expense for anticipated abandonment and restoration costs at the end of the property's useful life.

For Superfund sites, the company records a liability for its share of costs when it has been named as a Potentially Responsible Party (PRP) and when an assessment or cleanup plan has been developed. This liability includes the company's own portion of the costs and also the company's portion of amounts for other PRPs when it is probable that they will not be able to pay their share of the cleanup obligation.

The company records the gross amount of its liability based on its best estimate of future costs in current dollars and using currently available technology and applying current regulations as well as the company's own internal environmental policies. Future amounts are not discounted. Probable recoveries or reimbursements are recorded as an asset.


CURRENCY TRANSLATION. The U.S. dollar is the functional currency for the company's consolidated operations as well as for substantially all operations of its equity method companies. For those operations, all gains or losses from currency transactions are included in income currently. The cumulative translation effects for the few equity affiliates using functional currencies other than the U.S. dollar are included in the currency translation adjustment in stockholders' equity.


TAXES. Income taxes are accrued for retained earnings of international subsidiaries and corporate joint ventures intended to be remitted. Income taxes are not accrued for unremitted earnings of international operations that have been, or are intended to be, reinvested indefinitely.


NOTE 2. ADOPTION OF STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS NO. 106, "EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS" (SFAS
106) AND NO. 109, "ACCOUNTING FOR INCOME TAXES" (SFAS 109) Effective January 1, 1992, the company adopted SFAS 106 and SFAS 109, issued by the Financial Accounting Standards Board. The effects of these statements on 1992 net income included a charge of $641, or $.95 per share, attributable to the cumulative effect of adoption, including the company's share of equity affiliates. This net charge was composed of $833, after related tax benefits of $423, for the recognition of liabilities for retiree benefits (primarily health and life insurance), partially offset by a credit of $192 for deferred income tax benefits and other changes stipulated by the new income tax accounting rules.


NOTE 3. SPECIAL ITEMS AND OTHER FINANCIAL INFORMATION Net income is affected by transactions that are unrelated to or are not representative of the company's ongoing operations for the periods presented. These transactions, defined by management and designated "special items," can obscure the underlying results of operations for a year as well as affect comparability of results between years.

Listed below are categories of special items and their net increase (decrease) to net income, after related tax effects:

                                                        YEAR ENDED DECEMBER 31
                                                ------------------------------
                                                   1994        1993       1992
- ------------------------------------------------------------------------------
Asset dispositions, net
  Lead and zinc property in Ireland                $ 48       $   -      $   -
  Ortho lawn and garden products                      -         130          -
  Oil and gas properties                              -         (25)       209
  Stock exchange with Pennzoil Company                -           -        376
  Copper interest in Chile                            -           -        159
  Other                                               -          17         13
                                                ------------------------------
                                                     48         122        757
- ------------------------------------------------------------------------------
Asset write-offs and revaluations
  Oil and gas properties                              -         (31)      (110)
  Refining and marketing assets                       -         (24)       (31)
  Other                                               -         (16)         8
                                                ------------------------------
                                                      -         (71)      (133)
- ------------------------------------------------------------------------------
Prior-year tax adjustments                          344        (130)        72
- ------------------------------------------------------------------------------
Environmental remediation provisions               (304)        (90)       (44)
- ------------------------------------------------------------------------------
Restructurings and reorganizations
  Work-force reductions, net                          -         (11)       (40)
  U.S. refining and marketing                       (39)       (543)         -
  Chemicals                                          (6)          -          -
                                                ------------------------------
                                                    (45)       (554)       (40)
- ------------------------------------------------------------------------------
LIFO inventory losses                               (10)        (46)       (26)
- ------------------------------------------------------------------------------
Other, net
  Litigation and regulatory issues                  (31)        (70)       (11)
  One-time employee bonus                             -         (60)         -
  Chemicals products license agreements               -           -         32
  Insurance gains and other adjustments              20          16         44
                                                ------------------------------
                                                    (11)       (114)        65
- ------------------------------------------------------------------------------
  Total special items, after tax                   $ 22       $(883)      $651
==============================================================================

The 1994 U.S. refining and marketing restructuring charge of $39 and the chemicals charge of $6 were net adjustments made to the 1993 charge of $543. The restructuring reserve was primarily composed of writedowns of two refineries and their related inventories to estimated realizable values. The estimated realizable value of the refineries took into account certain environmental cleanup obligations. Also included in the reserve were amounts for environmental site assessments and employee severance. The refineries are located in Philadelphia, Pennsylvania, and Port Arthur, Texas.

The Philadelphia refinery was sold in August 1994 and the Port Arthur refinery was sold in February 1995. The reserve was reduced by the amount of proceeds received from the sale of the Philadelphia refinery and adjustments were made to reflect the terms of the sales. These included adjustments to the realizable values of the assets, primarily inventories, and the recognition of certain environmental remediation obligations retained by the company. These adjustments resulted in a $45 net increase to the reserve. At year-end 1994, the reserve balance, before related tax effects, was composed of $491 for loss on the sale of the Port Arthur refinery and related inventories and $224 for Port Arthur environmental cleanup obligations.

The company does not expect the environmental cleanup expenditures, most of which will be made over an approximate ten-year period, to have any material effect on its liquidity. The costs will be funded through cash from future operations.

Other financial information is as follows:

                                                        YEAR ENDED DECEMBER 31
                                               -------------------------------
                                                   1994        1993       1992
- ------------------------------------------------------------------------------
Total financing interest and debt costs            $419        $371       $478
Less: capitalized interest                           73          54         42
- ------------------------------------------------------------------------------
Interest and debt expense                           346         317        436
Research and development expenses                   179         206        229
Currency transaction (losses) gains *              $(64)       $ 46       $ 90
==============================================================================
* INCLUDES $(24), $18 AND $24 IN 1994, 1993 AND 1992, RESPECTIVELY, FOR THE COMPANY'S SHARE OF AFFILIATES' CURRENCY TRANSACTION EFFECTS.

The excess of current cost (based on average acquisition costs for the year) over the carrying value of inventories for which the LIFO method is used was $684, $671 and $803 at December 31, 1994, 1993 and 1992, respectively.


NOTE 4. INFORMATION RELATING TO THE CONSOLIDATED STATEMENT OF CASH FLOWS The Consolidated Statement of Cash Flows excludes the following non-cash transactions:

In 1994, the company took delivery of a new tanker under a capital lease arrangement. This asset was recorded as a $65 million addition to properties, plant and equipment and to capital lease obligations.

The company's Employee Stock Ownership Plan (ESOP) repaid $40 and $30 of matured debt guaranteed by Chevron Corporation in 1994 and 1993, respectively. The company reflected this payment as reductions in debt outstanding and in Deferred Compensation - ESOP.

In 1993, the company acquired a 50 percent interest in the Tengizchevroil joint venture (TCO) in the Republic of Kazakhstan through a series of cash and non-cash transactions. The company's interest in TCO is accounted for using the equity method of accounting and is recorded in "Investments and advances" in the consolidated balance sheet. The cash expended in connection with the formation of TCO and subsequent advances to TCO have been included in the consolidated statement of cash flows in "Capital expenditures." The deferred payment portion of the TCO investment totaled $709 at December 31, 1993, and $466 at year-end 1994 and is recorded in "Accrued liabilities" and "Deferred credits and other non-current obligations" in the consolidated balance sheet. Payments in 1993 and 1994 related to the deferred portion of the TCO investment were classified as "Repayments of long-term debt and other financing obligations" in the consolidated statement of cash flows.

The company refinanced an aggregate amount of $334 and $57 in tax exempt long-term debt and capital lease obligations in 1993 and 1992, respectively. These refinancings are not reflected in the consolidated statement of cash flows.

In 1992, the company received 31,500,000 shares of its common stock held by a stockholder in exchange for the stock of a subsidiary owning certain U.S. oil and gas producing properties and related facilities, cash and other current assets and current liabilities. The value attributed to the treasury shares received was $1,100. The property exchanged consisted of properties, plant and equipment with a carrying value of $790 and, excluding cash, net current liabilities of $1. Cash of $57 was included as a reduction of proceeds from asset sales.

In 1992, the company acquired an additional ownership interest in an affiliate, accounted for under the equity method, in a non-cash transaction. This increase in ownership required the consolidation of the affiliate into the company's financial statements. The principal result of this consolidation was to increase non-current assets and liabilities by approximately $64.

There have been other non-cash transactions that have occurred during the years presented. These include the reissuance of treasury shares for management compensation plans; acquisitions of properties, plant and equipment through capital lease transactions; and changes in stockholders' equity, long-term debt and other liabilities resulting from the accounting for the company's ESOP. The amounts for these transactions have not been material in the aggregate in relation to the company's financial position.

The major components of "Capital expenditures," and the reconciliation of this amount to the capital and exploratory expenditures, excluding equity in affiliates, presented in "Management's Discussion and Analysis of Financial Condition and Results of Operations," are presented below:

                                                        YEAR ENDED DECEMBER 31
                                               -------------------------------
                                                   1994        1993       1992
- ------------------------------------------------------------------------------
Additions to properties, plant and equipment *   $3,112      $3,214     $3,342
Additions to investments                            284         179         47
Payments for other assets and (liabilities), net      9         (70)       (37)
- ------------------------------------------------------------------------------
  Capital expenditures                            3,405       3,323      3,352
Expensed exploration expenditures                   326         330        450
Payments of long-term debt
  and other financing obligations                   242          86          -
- ------------------------------------------------------------------------------
  Capital and exploratory expenditures,
    excluding equity companies                   $3,973      $3,739     $3,802
==============================================================================
* 1994 EXCLUDES NON-CASH CAPITAL LEASE ADDITION OF $65.

NOTE 5. STOCKHOLDERS' EQUITY Retained earnings at December 31, 1994 and 1993, include $2,265 and $2,087, respectively, for the company's share of undistributed earnings of equity affiliates.

At the company's annual meeting on May 3, 1994, stockholders approved an increase in the authorized shares of common stock from 500 million to 1 billion and approved a two-for-one split of the company's issued common stock, effective May 11, 1994. All share and per-share amounts prior to that date have been restated to reflect the stock split.

In 1988, the company declared a dividend distribution of one Right for each outstanding share of common stock. The Rights will be exercisable, unless redeemed earlier by the company, if a person or group acquires, or obtains the right to acquire, 10 percent or more of the outstanding shares of common stock or commences a tender or exchange offer that would result in acquiring 10 percent or more of the outstanding shares of common stock, either event occurring without the prior consent of the company. Each Right entitles its holder to purchase stock having a value equal to two times the exercise price of the

Right. The person or group who had acquired 10 percent or more of the outstanding shares of common stock without the prior consent of the company would not be entitled to this purchase opportunity.

The Rights will expire in November 1998, or they may be redeemed by the company at 5 cents per share prior to that date. The Rights do not have voting or dividend rights and, until they become exercisable, have no dilutive effect on the earnings of the company. Twenty million shares of the company's preferred stock have been designated Series A participating preferred stock and reserved for issuance upon exercise of the Rights.

No event during 1994 made the Rights exercisable.


NOTE 6. FINANCIAL INSTRUMENTS

OFF BALANCE SHEET RISK. The company enters into forward exchange contracts, generally with terms of 90 days or less, as a hedge against some of its foreign currency exposures, primarily anticipated purchase transactions forecasted to occur within 90 days. At December 31, 1994 and 1993, the notional amounts were $60 and $114, respectively.

The company enters into interest rate swaps as part of its overall strategy to manage the interest rate risk on its debt. Under the terms of the swaps, net cash settlements, based on the difference between fixed-rate and floating-rate interest amounts calculated by reference to agreed notional principal amounts, are made either semi-annually or annually, and are recorded monthly as "Interest and debt expense." At December 31, 1994, the notional principal amounts of the swaps held by the company totaled $850, and the contracts have remaining terms of between two to five years.

The impact of the swaps and forward exchange contracts on the company's results of operations is not material.

The company utilizes certain derivative financial instruments as hedges to manage a small portion of its exposure to price volatility stemming from its integrated petroleum activities. Relatively straightforward and involving little complexity, these instruments consist mainly of crude oil futures contracts traded on the International Petroleum Exchange and natural gas swap contracts, entered into principally with major financial institutions. The futures contracts hedge anticipated crude oil purchases and sales, generally forecasted to occur within a ninety-day period. Natural gas swaps are primarily used to hedge firmly committed sales, and the terms of the swap contracts held have an average maturity of twelve months, mirroring the terms of the committed sales. Gains and losses on the instruments offset, and are recognized concurrently with gains and losses associated with the underlying commodities.


CONCENTRATIONS OF CREDIT RISK. The company's financial instruments that are exposed to concentrations of credit risk consist primarily of its cash equivalents, marketable securities, derivative financial instruments and trade receivables.

The company's short-term investments are placed with various foreign governments and a wide array of financial institutions with high credit ratings. This diversified investment policy limits the company's exposure both to credit risk and to concentration of credit risk. Similar standards of diversity and creditworthiness are applied to the company's counterparties in derivative financial instruments.

The trade receivable balances, reflecting the company's diversified sources of revenue, are dispersed among the company's broad customer base worldwide. As a consequence, concentrations of credit risk are limited. The company routinely assesses the financial strength of its customers. Letters of credit are the principal security obtained to support lines of credit or negotiated contracts when the financial strength of a customer is not considered sufficient.


FAIR VALUE. At December 31, 1994, the company's long-term debt of $2,155 had an estimated fair value of $2,127. The fair value is based on quoted market prices at December 31, 1994, or the present value of expected cash flows when a quoted market price was not available.

At December 31, 1994, the company held crude oil futures contracts and natural gas swap contracts with approximate negative fair values totaling $(38).

The company holds cash equivalents and U.S. dollar marketable securities in domestic and offshore portfolios. Eurodollar bonds and floating rate notes are the primary instruments held. At December 31, 1994, cash equivalents and marketable securities had a fair value of $1,178. Of this balance, $285 classified as cash equivalents had average maturities under 90 days, while the remainder, classified as marketable securities, had an average maturity of 4 years.


NOTE 7. SUMMARIZED FINANCIAL DATA - CHEVRON U.S.A. INC. At December 31, 1994, Chevron U.S.A. Inc. was Chevron Corporation's principal operating company, consisting primarily of the company's U.S. integrated petroleum operations (excluding most of the domestic pipeline operations). These operations are conducted by three divisions: Chevron U.S.A. Production Company, Chevron U.S.A. Products Company and Warren Petroleum Company. Summarized financial information for Chevron U.S.A. Inc. and its consolidated subsidiaries is presented below:

                                                        YEAR ENDED DECEMBER 31
                                                ------------------------------
                                                   1994        1993       1992
- ------------------------------------------------------------------------------
Sales and other operating revenues              $25,833     $28,092    $29,454
Total costs and other deductions                 25,367      27,588     28,410
Income before cumulative effect
  of changes in accounting principles               501         325        811
Cumulative effect of changes
  in accounting principles                            -           -       (573)
Net income                                          501         325        238
==============================================================================

                                                                AT DECEMBER 31
                                                            ------------------
                                                               1994       1993
- ------------------------------------------------------------------------------
Current assets                                              $ 3,341    $ 3,661
Other assets                                                 14,136     14,099
Current liabilities                                           6,347      5,936
Other liabilities                                             5,599      5,738
Net equity                                                    5,531      6,086
==============================================================================

NOTE 8. LITIGATION The company is a defendant in numerous lawsuits. Plaintiffs may seek to recover large and sometimes unspecified amounts, and some matters may remain unresolved for several years.

A lawsuit brought against the company by OXY USA Inc., the successor in interest to Cities Service Company, remains pending in an Oklahoma state court. The suit involves claims for breach of contract and misrepresentation related to the termination of Gulf Oil Corporation's offer to purchase Cities' stock in 1982. (Gulf was acquired by Chevron in 1984.) OXY also asserts that the company improperly interfered with a proposed settlement of claims brought against OXY by the Department of Energy.

Management is of the opinion that resolution of the lawsuits will not result in any significant liability to the company in relation to its consolidated financial position or liquidity.


NOTE 9. GEOGRAPHIC AND SEGMENT DATA The geographic and segment distributions of the company's identifiable assets, operating income and sales and other operating revenues are summarized in the following tables.

                                                                AT DECEMBER 31
                                                ------------------------------
                                                   1994        1993       1992
- ------------------------------------------------------------------------------
IDENTIFIABLE ASSETS
United States
  Petroleum                                     $15,540     $16,443    $18,508
  Chemicals                                       1,992       2,045      2,165
  Coal and Other Minerals                           592         744        762
- ------------------------------------------------------------------------------
    Total United States                          18,124      19,232     21,435
- ------------------------------------------------------------------------------
International
  Petroleum                                      12,493      12,202      9,671
  Chemicals                                         411         412        390
  Coal and Other Minerals                            45          13         10
- ------------------------------------------------------------------------------
    Total International                          12,949      12,627     10,071
- ------------------------------------------------------------------------------
    TOTAL IDENTIFIABLE ASSETS                    31,073      31,859     31,506
Corporate and Other                               3,334       2,877      2,464
- ------------------------------------------------------------------------------
    TOTAL ASSETS                                $34,407     $34,736    $33,970
==============================================================================

                                                        YEAR ENDED DECEMBER 31
                                                ------------------------------
                                                   1994        1993       1992
- ------------------------------------------------------------------------------
OPERATING INCOME
United States
  Petroleum                                     $   831     $   692    $ 1,693
  Chemicals                                         241         162         46
  Coal and Other Minerals                            60          59         68
- ------------------------------------------------------------------------------
    Total United States                           1,132         913      1,807
- ------------------------------------------------------------------------------
International
  Petroleum                                       1,672       1,772      1,731
  Chemicals                                          81          63         70
  Coal and Other Minerals                            79          (3)       177
- ------------------------------------------------------------------------------
    Total International                           1,832       1,832      1,978
- ------------------------------------------------------------------------------
    TOTAL OPERATING INCOME                        2,964       2,745      3,785
Corporate and Other                                (161)       (319)      (322)
Income Tax Expense                               (1,110)     (1,161)    (1,253)
- ------------------------------------------------------------------------------
  Income before cumulative effect of
    changes in accounting principles            $ 1,693     $ 1,265    $ 2,210
Cumulative effect of changes in
  accounting principles                               -           -       (641)
- ------------------------------------------------------------------------------
    NET INCOME                                  $ 1,693     $ 1,265    $ 1,569
==============================================================================

                                                        YEAR ENDED DECEMBER 31
                                                ------------------------------
                                                   1994        1993       1992
- ------------------------------------------------------------------------------
SALES AND OTHER OPERATING REVENUES
United States
  Petroleum-Refined products                    $11,690     $13,169    $13,964
           -Crude oil                             3,466       4,086      5,138
           -Natural gas                           1,755       1,776      1,631
           -Natural gas liquids                   1,072       1,098      1,075
           -Other petroleum revenues                637         682        700
           -Excise taxes                          2,977       2,554      2,458
           -Intersegment                            977         924      1,052
                                                ------------------------------
              Total Petroleum                    22,574      24,289     26,018
                                                ------------------------------
  Chemicals-Products                              2,528       2,211      2,409
           -Intersegment                            273         248        266
                                                ------------------------------
              Total Chemicals                     2,801       2,459      2,675
                                                ------------------------------
  Coal and Other Minerals-Products                  415         447        395
                                                ------------------------------
    Total United States                          25,790      27,195     29,088
- ------------------------------------------------------------------------------
International
  Petroleum-Refined products                      2,638       2,920      2,857
           -Crude oil                             4,783       4,415      4,893
           -Natural gas                             383         380        364
           -Natural gas liquids                     108         137        115
           -Other petroleum revenues                307         285        227
           -Excise taxes                          1,797       1,499      1,490
           -Intersegment                             (2)          1         10
                                                ------------------------------
              Total Petroleum                    10,014       9,637      9,956
                                                ------------------------------
  Chemicals-Products                                537         497        463
           -Excise taxes                             16          15         16
           -Intersegment                              8           6          5
                                                ------------------------------
              Total Chemicals                       561         518        484
                                                ------------------------------
  Coal and Other Minerals-Products                    1           -          2
                                                ------------------------------
    Total International                          10,576      10,155     10,442
- ------------------------------------------------------------------------------
Intersegment sales elimination                   (1,256)     (1,179)    (1,333)
- ------------------------------------------------------------------------------
Corporate and Other                                  20          20         15
- ------------------------------------------------------------------------------
    TOTAL SALES AND OTHER OPERATING REVENUES    $35,130     $36,191    $38,212
==============================================================================
Memo: Intergeographic Sales
      United States                             $   512     $   266    $   309
      International                               1,803       4,418      3,823
==============================================================================

The company's primary business is its integrated petroleum operations. Secondary operations include chemicals and coal. The company's real estate and insurance operations and worldwide cash management and financing activities are in "Corporate and Other."

Beginning January 1, 1994, the company no longer distributes certain corporate expenses to its business segments. Prior to 1994, these expenses were allocated on the basis of each segment's identifiable assets (including an allocation to "Corporate and Other"). Starting in 1994, segments are billed for direct corporate services; unbilled corporate expenses are included in "Corporate and Other." The company believes this better reflects the current organizational and management structure of its business units and corporate departments.

As a result of the change, "Corporate and Other" in 1994 included $232 of before-tax expenses that, under the previous method, would have reduced segment operating income. There was no change in the net income of the company.

Also in connection with the change, the company no longer allocates certain corporate identifiable assets to the business segments. At December 31, 1994, "Corporate and Other" included $1,259 of identifiable assets that in previous years would have been included in the identifiable assets of the business segments.

These changes resulted in an increase to 1994 U.S. and International Petroleum operating income of $101 and $111, respectively. Identifiable assets at December 31, 1994 for U.S. and International Petroleum were reduced $630 and $506, respectively. The effect of these changes on 1994 operating income and year-end 1994 identifiable assets of the company's other segments and geographic areas was not material.

Identifiable assets for the business segments include all assets associated with operations in the indicated geographic areas, including investments in affiliates.

Sales and other operating revenues for the petroleum segment are derived from the production and sale of crude oil, natural gas and natural gas liquids, and from the refining and marketing of petroleum products. The company also obtains revenues from the transportation and trading of crude oil and refined products. Chemicals revenues result primarily from the sale of petrochemicals, plastic resins, and lube oil and fuel additives. Coal and other minerals revenues relate primarily to coal sales. During 1994, the company completed its withdrawal from non-coal minerals activities.

Sales and other operating revenues in the above table include both sales to unaffiliated customers and sales from the transfer of products between segments. Sales from the transfer of products between segments and geographic areas are generally at estimated market prices. Transfers between geographic areas are presented as memo items below the table.

Equity in earnings of affiliated companies has been associated with the segments in which the affiliates operate. Sales to the Caltex Group are included in the "International Petroleum" segment. Information on the Caltex and Tengizchevroil affiliates is presented in Note 11. Other affiliates are either not material or not vertically integrated with a segment's operations.


NOTE 10. LEASE COMMITMENTS Certain non-cancelable leases are classified as capital leases, and the leased assets are included as part of "Properties, plant and equipment." Other leases are classified as operating leases and are not capitalized. Details of the capitalized leased assets are as follows:

                                                                AT DECEMBER 31
                                                            ------------------
                                                               1994       1993
- ------------------------------------------------------------------------------
Petroleum
  Exploration and Production                                   $ 45      $ 50
  Refining, Marketing and Transportation                        618       554
- -----------------------------------------------------------------------------
                                                                663       604
Less: accumulated amortization                                  398       409
- -----------------------------------------------------------------------------
  Net capitalized leased assets                                $265      $195
=============================================================================

At December 31, 1994, the future minimum lease payments under operating and capital leases are as follows:

                                                               AT DECEMBER 31
                                                          -------------------
                                                          OPERATING   CAPITAL
YEAR                                                         LEASES    LEASES
- -----------------------------------------------------------------------------
1995                                                           $158      $ 64
1996                                                            144        60
1997                                                            131        56
1998                                                            114        52
1999                                                            107        44
Thereafter                                                      218       659
- -----------------------------------------------------------------------------
 Total                                                         $872       935
- -------------------------------------------------------------------
Less: amounts representing interest and executory costs                  (456)
- -----------------------------------------------------------------------------
Net present value                                                         479
Less: capital lease obligations included in short-term debt              (306)
- -----------------------------------------------------------------------------
Long-term capital lease obligations                                      $173
=============================================================================
Future sublease rental income                                  $ 43      $  -
=============================================================================

Rental expenses incurred for operating leases during 1994, 1993 and 1992 were as follows:

                                                       YEAR ENDED DECEMBER 31
                                                 ----------------------------
                                                   1994        1993      1992
- -----------------------------------------------------------------------------
Minimum rentals                                    $410        $452      $408
Contingent rentals                                    7           9        10
- -----------------------------------------------------------------------------
  Total                                             417         461       418
Less: sublease rental income                         14          15        14
- -----------------------------------------------------------------------------
  Net rental expense                               $403        $446      $404
=============================================================================

Contingent rentals are based on factors other than the passage of time, principally sales volumes at leased service stations. Certain leases include escalation clauses for adjusting rentals to reflect changes in price indices, renewal options ranging from one to 25 years and/or options to purchase the leased property during or at the end of the initial lease period for the fair market value at that time.

NOTE 11. INVESTMENTS AND ADVANCES Investments in and advances to companies accounted for using the equity method, and other investments accounted for at or below cost, are as follows:

                                                                AT DECEMBER 31
                                                            ------------------
                                                               1994       1993
- ------------------------------------------------------------------------------
Equity method affiliates
  Caltex Group                                               $2,362     $2,147
  Tengizchevroil                                              1,153        927
  Other affiliates                                              346        426
- ------------------------------------------------------------------------------
                                                              3,861      3,500
Other, at or below cost                                         130        123
- ------------------------------------------------------------------------------
  Total investments and advances                             $3,991     $3,623
==============================================================================

Chevron owns 50 percent each of P.T. Caltex Pacific Indonesia, an exploration and production company operating in Indonesia; Caltex Petroleum Corporation, which, through its subsidiaries and affiliates, conducts refining and marketing activities in Asia, Africa, Australia and New Zealand; and American Overseas Petroleum Limited, which, through its subsidiaries, manages certain of the company's exploration and production operations in Indonesia. These companies and their subsidiaries and affiliates are collectively called the Caltex Group.

Tengizchevroil (TCO) is a 50 percent owned joint venture formed in 1993 with the Republic of Kazakhstan to develop the Tengiz and Korolev oil fields over a 40-year period. The investment in TCO at December 31, 1994 and 1993 included a deferred payment portion of $466 and $709 respectively, $420 of which is payable to the Republic of Kazakhstan upon the attainment of a dedicated export system with the capability of the greater of 260,000 barrels of oil per day or TCO's production capacity. This portion of the investment was recorded upon formation of the venture as the company believed at the time, and continues to believe, that its payment is beyond a reasonable doubt given the original intent and continuing commitment of both parties to realizing the full potential of the venture over its 40-year life.

Equity in earnings of companies accounted for by the equity method, together with dividends and similar distributions received from equity method companies for the years 1994, 1993 and 1992, are as follows:

                                                        YEAR ENDED DECEMBER 31
                         -----------------------------------------------------
                               EQUITY IN EARNINGS                    DIVIDENDS
                         -------------------------   -------------------------
                            1994     1993     1992      1994     1993     1992
- ------------------------------------------------------------------------------
Caltex Group                $350     $361     $334*     $239     $172     $183
Tengizchevroil               (10)      (1)       -         -        -        -
Other affiliates             100       80       72       146       95       79
- ------------------------------------------------------------------------------
  Total                     $440     $440     $406      $385     $267     $262
==============================================================================
* BEFORE CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES.

The company's transactions with affiliated companies, primarily for the purchase of Indonesian crude oil from P.T. Caltex Pacific Indonesia and the sale of crude oil and products to Caltex Petroleum Corporation's refining and marketing companies, are summarized in the adjacent table.

Accounts and notes receivable in the consolidated balance sheet include $135 and $156 at December 31, 1994 and 1993, respectively, of amounts due from affiliated companies. Accounts payable include $46 and $35 at December 31, 1994 and 1993, respectively, of amounts due to affiliated companies.

                                                        YEAR ENDED DECEMBER 31
                                                ------------------------------
                                                   1994        1993       1992
- ------------------------------------------------------------------------------
Sales to Caltex Group                            $1,166      $1,739     $1,784
Sales to other affiliates                             7           5          5
- ------------------------------------------------------------------------------
  Total sales to affiliates                      $1,173      $1,744     $1,789
==============================================================================
Purchases from Caltex Group                      $  800       $ 842     $  797
Purchases from other affiliates                      52         101         56
- ------------------------------------------------------------------------------
  Total purchases from affiliates                $  852      $  943     $  853
==============================================================================

The following tables summarize the combined financial information for the Caltex Group and substantially all of the other equity method companies together with Chevron's share. Amounts shown for the affiliates are 100 percent.


                                                     CALTEX GROUP                OTHER AFFILIATES                 CHEVRON'S SHARE
                                     ----------------------------     ---------------------------      --------------------------
YEAR ENDED DECEMBER 31                   1994      1993      1992        1994      1993      1992        1994      1993      1992
- ---------------------------------------------------------------------------------------------------------------------------------
Sales and other operating revenues    $14,751   $15,409   $17,281      $2,237    $1,972    $1,995      $8,176    $8,229    $9,148
Total costs and other deductions       13,860    14,392    16,255       1,815     1,542     1,458       7,500     7,633     8,543
Net income                                689       720       720*        357       374       416         440       440       431
=================================================================================================================================
* AFTER CUMULATIVE EFFECT OF $51 BENEFIT FROM ADOPTION OF SFAS 106 AND 109, OF WHICH CHEVRON'S SHARE OF $25 IS INCLUDED IN
  CUMULATIVE EFFECT OF  CHANGES IN ACCOUNTING PRINCIPLES IN THE CONSOLIDATED STATEMENT OF INCOME.




                                                     CALTEX GROUP                OTHER AFFILIATES                 CHEVRON'S SHARE
                                     ----------------------------     ---------------------------      --------------------------
AT DECEMBER 31                           1994      1993      1992        1994      1993      1992        1994      1993      1992
- ---------------------------------------------------------------------------------------------------------------------------------
Current assets                        $ 2,421   $ 2,123   $ 2,378      $  913    $  766    $  788      $1,446    $1,256    $1,375
Other assets                            7,389     6,266     5,485       4,216     3,871     2,186       5,396     4,731     3,433
Current liabilities                     3,072     2,411     2,453         543       471       540       1,617     1,332     1,364
Other liabilities                       2,005     1,683     1,591       3,225     2,620       746       1,364     1,155     1,090
Net equity                              4,733     4,295     3,819       1,361     1,546     1,688       3,861     3,500     2,354
=================================================================================================================================

NOTE 12. PROPERTIES, PLANT AND EQUIPMENT

                                                           AT DECEMBER 31                                   YEAR ENDED DECEMBER 31
                      --------------------------------------------------- --------------------------------------------------------
                       GROSS INVESTMENT AT COST            NET INVESTMENT      ADDITIONS AT COST (1)          DEPRECIATION EXPENSE
                      ------------------------- ------------------------- -------------------------- -----------------------------
                         1994     1993     1992    1994     1993     1992     1994     1993     1992        1994     1993     1992
- ----------------------------------------------------------------------------------------------------------------------------------
UNITED STATES
Petroleum
  Exploration and
    Production        $17,980  $17,608  $17,707 $ 5,900  $ 6,189  $ 6,703   $  675   $  663   $  609      $  983   $1,064   $1,264
  Refining and
    Marketing          11,442   10,693   10,762   6,524    6,187    6,345      899      960      980         460      460      430
Chemicals               1,915    1,899    1,803   1,150    1,225    1,219       89      174      182         131      124      127
Coal and
  Other Minerals          869      848      836     461      488      511       30       32       58          54       54       50
- ----------------------------------------------------------------------------------------------------------------------------------
  Total United States  32,206   31,048   31,108  14,035   14,089   14,778    1,693    1,829    1,829       1,628    1,702    1,871
- ----------------------------------------------------------------------------------------------------------------------------------
INTERNATIONAL
Petroleum
  Exploration and
    Production          9,661    8,729    7,892   4,800    4,353    3,980    1,051    1,014    1,000         578      519      496
  Refining and
    Marketing           2,482    2,385    2,367   1,743    1,686    1,658      218      219      304         114      106       97
Chemicals                 330      313      280     143      148      142       25       24       26          27       25       18
Coal and
  Other Minerals           21       12       11      19       10        7       12        3        1           -        -        -
- ----------------------------------------------------------------------------------------------------------------------------------
  Total International  12,494   11,439   10,550   6,705    6,197    5,787    1,306    1,260    1,331         719      650      611
- ----------------------------------------------------------------------------------------------------------------------------------
Corporate and
  Other (2)             2,110    2,320    2,352   1,433    1,579    1,623      125       96      209          84      100      112
- ----------------------------------------------------------------------------------------------------------------------------------
  TOTAL               $46,810  $44,807  $44,010 $22,173  $21,865  $22,188   $3,124   $3,185   $3,369      $2,431   $2,452   $2,594
==================================================================================================================================

(1) NET OF DRY HOLE EXPENSE RELATED TO PRIOR YEARS' EXPENDITURES OF $53, $29 AND $57 IN 1994, 1993 AND 1992, RESPECTIVELY.
(2) INCLUDES PRIMARILY REAL ESTATE AND MANAGEMENT INFORMATION SYSTEMS.


Expenses for maintenance and repairs were $928, $875 and $1,045 in 1994, 1993 and 1992, respectively.

NOTE 13. TAXES

                                                        YEAR ENDED DECEMBER 31
                                                ------------------------------
                                                   1994        1993       1992
- ------------------------------------------------------------------------------
Taxes Other Than on Income
  United States
    Taxes on production                          $  102      $  135     $  140
    Import duties                                    21          21         18
    Excise taxes on products and merchandise      2,978       2,554      2,458
    Property and other miscellaneous taxes          374         380        416
    Payroll taxes                                   112         122        141
- ------------------------------------------------------------------------------
      Total United States                         3,587       3,212      3,173
- ------------------------------------------------------------------------------
  International
    Taxes on production                              14           7         30
    Import duties                                    11          22         55
    Excise taxes on products and merchandise      1,812       1,514      1,506
    Property and other miscellaneous taxes          116         112        114
    Payroll taxes                                    19          19         21
- ------------------------------------------------------------------------------
      Total International                         1,972       1,674      1,726
- ------------------------------------------------------------------------------
      Total taxes other than on income           $5,559      $4,886     $4,899
- ------------------------------------------------------------------------------

U.S. federal income tax expense was reduced by $60, $57 and $49 in 1994, 1993 and 1992, respectively, for low-income housing and other business tax credits.

In 1994, before-tax income for U.S. operations was $1,194 compared with $687 in 1993 and $1,592 in 1992. Before-tax income for international operations was $1,609, $1,739 and $1,871 in 1994, 1993 and 1992, respectively.

                                                        YEAR ENDED DECEMBER 31
                                                ------------------------------
                                                   1994        1993       1992
- ------------------------------------------------------------------------------
Taxes on Income
  U.S. federal
    Current                                      $  175      $  394     $  329
    Deferred                                         43        (241)      (129)
    Deferred - Adjustment for enacted
      changes in tax laws/rates                       -          54          -
    State and local                                  10          63         54
- ------------------------------------------------------------------------------
      Total United States                           228         270        254
- ------------------------------------------------------------------------------
  International
    Current                                         815         864      1,046
    Deferred                                         67          48        (47)
    Deferred - Adjustment for enacted
      changes in tax laws/rates                       -         (21)         -
- ------------------------------------------------------------------------------
      Total International                           882         891        999
- ------------------------------------------------------------------------------
      Total taxes on income                      $1,110      $1,161     $1,253
==============================================================================

The deferred income tax provisions included (costs) benefits of $(222), $98 and $163 related to properties, plant and equipment in 1994, 1993 and 1992, respectively. U.S. benefits were recorded in 1993 related to the U.S. refining and marketing restructuring provision.

In 1992, the tax related to the cumulative effect of adopting SFAS 106 (Note 2) was $423, representing deferred income tax benefits approximating the statutory tax rate.

The company's effective income tax rate varied from the U.S. statutory federal income tax rate because of the following:

                                                        YEAR ENDED DECEMBER 31
                                                ------------------------------
                                                   1994        1993       1992
- ------------------------------------------------------------------------------
Statutory U.S. federal income tax rate             35.0%       35.0%      34.0%
Effects of income taxes on international
  operations in excess of taxes at the
    U.S. statutory rate                            18.5        15.6       15.2
Effects of asset dispositions                         -        (0.6)      (8.0)
State and local taxes on income,
  net of U.S. federal income tax benefit            0.2         2.2        1.1
Prior-year tax adjustments                         (4.4)        3.0       (0.6)
Effects of enacted changes in tax
  laws/rates on deferred tax liabilities              -         1.3          -
Tax credits                                        (2.1)       (2.4)      (1.4)
All others                                         (3.2)       (0.9)      (0.9)
- ------------------------------------------------------------------------------
    Consolidated companies                         44.0        53.2       39.4
Effect of recording equity in income of certain
  affiliated companies on an after-tax basis       (4.4)       (5.3)      (3.2)
- ------------------------------------------------------------------------------
    Effective tax rate                             39.6%       47.9%      36.2%
==============================================================================

The company records its deferred taxes on a tax jurisdiction basis and classifies those net amounts as current or noncurrent based on the balance sheet classification of the related assets or liabilities.

At December 31, 1994 and 1993, deferred taxes were classified in the consolidated balance sheet, as follows:

                                                                AT DECEMBER 31
                                                            ------------------
                                                               1994       1993
- ------------------------------------------------------------------------------
Prepaid expenses and other current assets                    $ (112)    $ (495)
Deferred charges and other assets                              (148)      (146)
Federal and other taxes on income                                18         27
Non-current deferred income taxes                             2,674      2,916
- ------------------------------------------------------------------------------
Total deferred taxes, net                                    $2,432     $2,302
==============================================================================

The reported deferred tax balances are composed of the following deferred tax liabilities (assets):

                                                                AT DECEMBER 31
                                                            ------------------
                                                               1994       1993*
- ------------------------------------------------------------------------------
Properties, plant and equipment                              $4,451     $4,201
Inventory                                                       240        293
Miscellaneous                                                   254        237
- ------------------------------------------------------------------------------
  Deferred tax liabilities                                    4,945      4,731
- ------------------------------------------------------------------------------
Abandonment/environmental reserves                           (1,066)      (910)
Employee benefits                                              (564)      (535)
AMT/other tax credits                                          (711)      (486)
Other accrued liabilities                                      (299)      (472)
Miscellaneous                                                  (523)      (523)
- ------------------------------------------------------------------------------
  Deferred tax assets                                        (3,163)    (2,926)
- ------------------------------------------------------------------------------
Deferred tax assets valuation allowance                         650        497
- ------------------------------------------------------------------------------
  Total deferred taxes, net                                  $2,432     $2,302
==============================================================================
* CERTAIN 1993 AMOUNTS HAVE BEEN RECLASSIFIED TO CONFORM TO THE 1994
  PRESENTATION.

It is the company's policy for subsidiaries included in the U.S. consolidated tax return to record income tax expense as though they filed separately, with the parent recording the adjustment to income tax expense for the effects of consolidation.

Undistributed earnings of international consolidated subsidiaries and affiliates for which no deferred income tax provision has been made for possible future remittances totaled approximately $3,815 at December 31, 1994. Substantially all of this amount represents earnings reinvested as part of the company's ongoing business. It is not practical to estimate the amount of taxes that might be payable on the eventual remittance of such earnings. On remittance, certain countries impose withholding taxes that, subject to certain limitations, are then available for use as tax credits against a U.S. tax liability, if any. The company estimates withholding taxes of approximately $258 would be payable upon remittance of these earnings.


NOTE 14. SHORT-TERM DEBT

                                                                AT DECEMBER 31
                                                             -----------------
                                                               1994       1993
- ------------------------------------------------------------------------------
Commercial paper (1)                                         $5,036     $4,391
Current maturities of long-term debt                            134        167
Current maturities of long-term capital leases                   33         23
Redeemable long-term obligations
  Long-term debt                                                315        297
Capital leases                                                  273        255
Notes payable                                                    23        203
- ------------------------------------------------------------------------------
    Subtotal (2)                                              5,814      5,336
Reclassified to long-term debt                               (1,800)    (1,880)
- ------------------------------------------------------------------------------
  Total short-term debt                                      $4,014     $3,456
==============================================================================
(1) WEIGHTED AVERAGE INTEREST RATES AT DECEMBER 31, 1994 AND 1993 WERE 6.0%
    AND 3.3%, RESPECTIVELY.
(2) WEIGHTED AVERAGE INTEREST RATES AT DECEMBER 31, 1994 AND 1993 WERE 5.8%
    AND 3.4%, RESPECTIVELY.

Redeemable long-term obligations consist primarily of tax-exempt variable-rate put bonds that are included as current liabilities because they become redeemable at the option of the bondholders during the year following the balance sheet date.

NOTE 15. LONG-TERM DEBT

                                                                AT DECEMBER 31
                                                             -----------------
                                                               1994       1993
- ------------------------------------------------------------------------------
8.11% amortizing notes due 2004 (1)                          $  750     $  750
7.45% notes due 2004                                            348          -
9.375% sinking-fund debentures due 2016                         278        278
5.6% notes due 1998                                             190        190
9.75% sinking-fund debentures due 2017                          180        179
4.625% 200 million Swiss franc issue due 1997                   152        136
6.90% serial notes due 1994-1997 (1),(2)                        150        190
7.875% notes due 1997 (3)                                         -        200
Other long-term obligations (7.02%) (2)
  (less than $50 individually)                                  183        223
Other foreign currency obligations (5.45%) (2)                   58         78
- ------------------------------------------------------------------------------
  Total including debt due within one year                    2,289      2,224
    Debt due within one year                                   (134)      (167)
    Reclassified from short-term debt (6.0%) (2)              1,800      1,880
- ------------------------------------------------------------------------------
Total long-term debt                                         $3,955     $3,937
==============================================================================
(1) GUARANTEE OF ESOP DEBT.
(2) WEIGHTED AVERAGE INTEREST RATE AT DECEMBER 31, 1994.
(3) DEBT RETIRED BEFORE MATURITY DATE.

Chevron and one of its wholly owned subsidiaries each have "shelf" registrations on file with the Securities and Exchange Commission (SEC) that together would permit the issuance of $700 of debt securities pursuant to Rule 415 of the Securities Act of 1933.

At year-end 1994, the company had $4,425 of committed credit facilities with banks worldwide, $1,800 of which had termination dates beyond one year. The facilities support the company's commercial paper borrowings. Interest on any borrowings under the agreements is based on either the London Interbank Offered Rate or the Reserve Adjusted Domestic Certificate of Deposit Rate. No amounts were outstanding under these credit agreements during the year nor at year-end.

At December 31, 1994 and 1993, the company classified $1,800 and $1,880, respectively, of short-term debt as long-term. Settlement of these obligations is not expected to require the use of working capital in 1995, as the company has both the intent and ability to refinance this debt on a long-term basis.

Consolidated long-term debt maturing in each of the five years after December 31, 1994, is as follows: 1995-$134, 1996-$98, 1997-$246, 1998-$276 and
1999-$94.


NOTE 16. EMPLOYEE BENEFIT PLANS

PENSION PLANS. The company has defined benefit pension plans for most employees. The principal plans provide for automatic membership on a non-contributory basis. The retirement benefits provided by these plans are based primarily on years of service and on average career earnings or the highest consecutive three years' average earnings. The company's policy is to fund at least the minimum necessary to satisfy requirements of the Employee Retirement Income Security Act.

The net pension expense (credit) for all of the company's pension plans for the years 1994, 1993 and 1992 consisted of:

                                                   1994        1993       1992
- ------------------------------------------------------------------------------
Cost of benefits earned during the year            $ 97        $103       $106
Interest cost on projected benefit obligations      263         276        302
Actual return on plan assets                        (62)       (472)      (309)
Net amortization and deferral                      (294)        101       (134)
- ------------------------------------------------------------------------------
  Net pension expense (credits)                    $  4        $  8       $(35)
==============================================================================

Settlement gains in 1994, related to lump-sum payments, totaled $17. In addition to the net pension expense in 1993, the company recognized a net settlement loss of $63 and a curtailment loss of $4 reflecting the termination of a former Gulf pension plan and lump-sum payments from other company pension plans. In 1992, the company recorded charges of $65 and a curtailment loss of $7, offset by net lump-sum settlement gains of $101 related to an early retirement program offered to employees of its U.S. and certain Canadian subsidiaries.

At December 31, 1994 and 1993, the weighted average discount rates and long-term rates for compensation increases used for estimating the benefit obligations and the expected rates of return on plan assets were as follows:

                                                               1994       1993
- ------------------------------------------------------------------------------
Assumed discount rates                                          8.8%       7.4%
Assumed rates for compensation increases                        5.1%       5.1%
Expected return on plan assets                                 10.1%       9.1%
==============================================================================

The pension plans' assets consist primarily of common stocks, bonds, cash equivalents and interests in real estate investment funds. The funded status for the company's combined plans at December 31, 1994 and 1993, was as follows:

                                                                    PLANS WITH
                                           PLANS WITH ASSETS       ACCUMULATED
                                                IN EXCESS OF          BENEFITS
                                                 ACCUMULATED      IN EXCESS OF
                                                    BENEFITS       PLAN ASSETS
                                           ----------------- -----------------
AT DECEMBER 31                                 1994     1993     1994     1993
- ------------------------------------------------------------------------------
Actuarial present value of:
  Vested benefit obligations                $(2,596) $(2,854)  $ (186)  $ (183)
==============================================================================
  Accumulated benefit obligations           $(2,680) $(2,949)  $ (194)  $ (194)
==============================================================================
  Projected benefit obligations             $(3,053) $(3,456)  $ (222)  $ (229)
Plan assets at fair values                    3,626    3,831        -        1
- ------------------------------------------------------------------------------
Plan assets greater (less) than
  projected benefit obligations                 573      375     (222)    (228)
Unrecognized net transition
  (assets) liabilities                         (294)    (349)      18       20
Unrecognized net (gains) losses                (178)      41       54       74
Unrecognized prior service costs                113       84        6        7
Minimum liability adjustment                      -        -      (80)     (52)
- ------------------------------------------------------------------------------
    Net pension cost prepaid (accrued)      $   214  $   151   $ (224)  $ (179)
==============================================================================

The net transition assets and liabilities generally are being amortized by the straight-line method over 15 years.


PROFIT SHARING/SAVINGS PLAN AND SAVINGS PLUS PLAN. Eligible employees of the company and certain of its subsidiaries who have completed one year of service may participate in the Profit Sharing/Savings Plan and the Savings Plus Plan. Charges to expense for the profit sharing part of the Profit Sharing/Savings Plan and the Savings Plus Plan were $75, $95 and $84 in 1994, 1993 and 1992, respectively.

EMPLOYEE STOCK OWNERSHIP PLAN (ESOP). In December 1989, the company established an ESOP as part of the Profit Sharing/Savings Plan. The ESOP Trust Fund borrowed $1,000 and purchased 28.2 million previously unissued shares of the company's common stock. The ESOP provides a partial pre-funding of the company's future commitments to the profit sharing part of the Plan, which will result in annual income tax savings for the company. The ESOP is expected to satisfy most of the company's obligations to the profit sharing part of the Plan during the next 10 years.

As allowed by AICPA Statement of Position (SOP) 93-6, the company has elected to continue its current practices which are based on SOP 76-3 and subsequent consensuses of the Emerging Issues Task Force of the Financial Accounting Standards Board. Accordingly, the debt of the ESOP is recorded as debt and shares pledged as collateral are reported as deferred compensation in the consolidated balance sheet and statement of stockholders' equity. The company reports compensation expense equal to the ESOP debt principal repayments less dividends received by the ESOP. Interest incurred on the ESOP debt is recorded as interest expense. Dividends paid on ESOP shares are reflected as a reduction of retained earnings. All ESOP shares are considered outstanding for earnings-per-share computations.

The company recorded expense for the ESOP of $42, $60 and $50 in 1994, 1993 and 1992, respectively, including $71, $74 and $75 of interest expense related to the ESOP debt. All dividends paid on the shares held by the ESOP are used to service the ESOP debt. The dividends used were $50, $47 and $35 in 1994, 1993 and 1992, respectively.

The company made contributions to the ESOP of $63, $57 and $18 in 1994, 1993 and 1992, respectively, to satisfy ESOP debt service in excess of dividends received by the ESOP. The ESOP shares were pledged as collateral for its debt. Shares are released from a suspense account and allocated to profit sharing accounts of plan participants, based on the debt service deemed to be paid in the year in proportion to the total of current year and remaining debt service. Compensation expense was $(10), $(17) and $(35) in 1994, 1993 and 1992, respectively. The ESOP shares as of December 31 were as follows:

THOUSANDS                                                      1994       1993
- ------------------------------------------------------------------------------
Allocated shares                                              5,969      5,010
Unallocated shares                                           21,208     22,452
- ------------------------------------------------------------------------------
  Total ESOP shares                                          27,177     27,462
==============================================================================

MANAGEMENT INCENTIVE PLANS. The company has two incentive plans, the Management Incentive Plan (MIP) and the Long-Term Incentive Plan (LTIP) for officers and other regular salaried employees of the company and its subsidiaries who hold positions of significant responsibility. The MIP makes outright distributions of cash for services rendered or deferred awards in the form of stock units. Awards under LTIP may take the form of, but are not limited to, stock options, restricted stock, stock units and non-stock grants. Stock options become exercisable not earlier than one year and not later than 10 years from the date of grant.

The maximum number of shares of common stock that may be granted each year is 1 percent of the total outstanding shares of common stock as of January 1 of such year. As of December 31, 1994, 5,845,260 shares were under option at exercise prices ranging from $31.9375 to $43.875 per share. Stock option transactions for 1994 and 1993 are as follows:

                                                                AT DECEMBER 31
                                                            ------------------
THOUSANDS OF SHARES                                            1994       1993
- ------------------------------------------------------------------------------
Outstanding January 1                                         4,303      3,934
  Granted                                                     1,770      1,413
  Exercised                                                    (140)    (1,019)
  Forfeited                                                     (88)       (25)
- ------------------------------------------------------------------------------
Outstanding December 31                                       5,845      4,303
- ------------------------------------------------------------------------------
Exercisable December 31                                       4,152      2,912
==============================================================================

Charges to expense for the combined management incentive plans were $31, $36 and $20 in 1994, 1993 and 1992, respectively.


OTHER BENEFIT PLANS. In addition to providing pension benefits, the company makes contributions toward certain health care and life insurance plans for active and qualifying retired employees. Substantially all employees in the United States and in certain international locations may become eligible for coverage under these benefit plans. The company's annual contributions for medical and dental benefits are limited to the lesser of actual medical and dental claims or a defined fixed per capita amount. Life insurance benefits are paid by the company and annual contributions are based on actual plan experience.

Non-pension postretirement benefits are funded by the company when incurred. A reconciliation of the funded status of these benefit plans is as follows:

                           AT DECEMBER 31, 1994           AT DECEMBER 31, 1993
                     --------------------------     --------------------------
                      HEALTH     LIFE     TOTAL      HEALTH     LIFE     TOTAL
- ------------------------------------------------------------------------------
Accumulated
 postretirement
  benefit
   obligation (APBO)
    Retirees           $(480)   $(262)  $  (742)      $(593)   $(320)  $  (913)
    Fully eligible
     active
      participants      (120)     (57)     (177)       (139)     (64)     (203)
    Other active
      participants      (190)     (37)     (227)       (271)     (56)     (327)
- ------------------------------------------------------------------------------
Total APBO              (790)    (356)   (1,146)     (1,003)    (440)   (1,443)
Fair value
 of plan assets            -        -         -           -        -         -
- ------------------------------------------------------------------------------
APBO (greater) than
 plan assets            (790)    (356)   (1,146)     (1,003)    (440)   (1,443)
Unrecognized
 net (gain) loss        (195)     (66)     (261)         63       25        88
- ------------------------------------------------------------------------------
Accrued
 postretirement
  benefit costs        $(985)   $(422)  $(1,407)      $(940)   $(415)  $(1,355)
==============================================================================

The company's net postretirement benefits expense was as follows:

                                  1994                1993                1992
                     -----------------   -----------------   -----------------
                     HEALTH LIFE TOTAL   HEALTH LIFE TOTAL   HEALTH LIFE TOTAL
- ------------------------------------------------------------------------------
Cost of benefits
 earned during
  the year              $23  $ 4  $ 27      $23  $ 3  $ 26      $23  $ 4  $ 27
Interest cost on
 benefit obligation      71   31   102       76   30   106       70   30   100
- ------------------------------------------------------------------------------
Net post-retirement
 benefits expense       $94  $35  $129      $99  $33  $132      $93  $34  $127
==============================================================================

For measurement purposes, separate health care cost-trend rates were utilized for pre-age 65 and post-age 65 retirees. The 1995 annual rates of increase were assumed to be 4.0 percent and 4.3 percent, respectively, increasing to 8.5 percent and 7.7 percent in 1996 and gradually decreasing thereafter to the average ultimate rates of 6.0 percent in 2000 for pre-age 65 and 5.0 percent in 2000 for post-age 65. An increase in the assumed health care cost-trend rates of 1 percent in each year would increase the aggregate of service and interest cost for the year 1994 by $13 and would increase the December 31, 1994 accumulated postretirement benefit obligation (APBO) by $105.

At December 31, 1994, the weighted average discount rate was 8.75 percent and the assumed rate of compensation increase related to the measurement of the life insurance benefit was 5.0 percent.


NOTE 17. OTHER CONTINGENT LIABILITIES AND COMMITMENTS The U.S. federal income tax and California franchise tax liabilities of the company have been settled through 1976 and 1987, respectively. For federal income tax purposes, all issues other than the allocation of state income taxes and the creditability of taxes paid to the Government of Indonesia have been resolved through 1987. The Indonesia issue applies only to years after 1982. Settlement of open tax matters is not expected to have a material effect on the consolidated net assets or liquidity of the company and, in the opinion of management, adequate provision has been made for income and franchise taxes for all years either under examination or subject to future examination.

At December 31, 1994, the company and its subsidiaries, as direct or indirect guarantors, had contingent liabilities of $249 for notes of affiliated companies and $55 for notes of others.

The company and its subsidiaries have certain contingent liabilities with respect to long-term unconditional purchase obligations and commitments, throughput agreements and take-or-pay agreements, some of which relate to suppliers' financing arrangements. The aggregate amount of required payments under these various commitments are: 1995-$141; 1996-$137; 1997-$102; 1998-$89;
1999-$86; 2000 and after-$497. Total payments under the agreements were $154 in 1994, $142 in 1993 and $128 in 1992.

In March 1992, an agency within the Department of Energy (DOE) issued a Proposed Remedial Order (PRO) claiming Chevron failed to comply with DOE regulations in the course of its participation in the Tertiary Incentive Program. Although the DOE regulations involved were rescinded in March 1981, following decontrol of crude oil prices in January 1981, and the statute authorizing the regulations expired in September 1981, the PRO purports to be for the period April 1980 through April 1990. The PRO claimed the company overrecouped under the regulations by $125 during the period in question. Including interest through December 1994, the total claim amounted to $295. The DOE is seeking to increase the claim by an additional $42, plus interest, of alleged over-recovery. The company asserts that in fact it incurred a loss through participation in the DOE program. Discovery has been completed and evidentiary hearings are in progress before the Office of Hearings and Appeals.

The company is subject to loss contingencies pursuant to environmental laws and regulations that in the future may require the company to take action to correct or ameliorate the effects on the environment of prior disposal or release of chemical or petroleum substances by the company or other parties. Such contingencies may exist for various sites including, but not limited to:
Superfund sites and refineries, oil fields, service stations, terminals and land development areas, whether operating, closed or sold. The amount of such future cost is indeterminable due to such factors as the unknown magnitude of possible contamination, the unknown timing and extent of the corrective actions that may be required, the determination of the company's liability in proportion to other responsible parties and the extent to which such costs are recoverable from third parties. While the company provides for known environmental obligations that are probable and reasonably estimable, the amount of future costs may be material to results of operations in the period in which they are recognized.

The company's operations, particularly oil and gas exploration and production, can be affected by changing economic, regulatory and political environments in the various countries, including the United States, in which it operates. In certain locations, host governments have imposed restrictions, controls and taxes, and, in others, political conditions have existed that may threaten the safety of employees and the company's continued presence in those countries. Internal unrest or strained relations between a host government and the company or other governments may affect the company's operations. Those developments have, at times, significantly affected the company's related operations and results, and are carefully considered by management when evaluating the level of current and future activity in such countries.

Areas in which the company has significant operations include the United States, Australia, United Kingdom, Canada, Nigeria, Angola, Congo, Papua New Guinea, China, Indonesia and Zaire. The company's Caltex affiliates have significant operations in Indonesia, Japan, Korea, Australia, the Philippines, Thailand and South Africa. The company's Tengizchevroil affiliate operates in Kazakhstan.

SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES
Unaudited

In accordance with Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities" (SFAS 69), this section provides supplemental information on oil and gas exploration and producing activities of the company in six separate tables. The first three tables provide historical cost information pertaining to costs incurred in exploration, property acquisitions and development; capitalized costs; and results of operations. Tables IV through VI present information on the company's estimated net proved reserve quantities, standardized measure of estimated discounted future net cash flows related to proved reserves, and changes in estimated discounted future net cash flows. The Africa geographic area includes activities in Nigeria, Angola, Zaire, Congo and other countries. The "Other" geographic category includes activities in Australia, the United Kingdom North Sea, Canada, Papua New Guinea and other countries. Amounts shown for affiliated companies are Chevron's 50 percent equity share in each of P.T. Caltex Pacific Indonesia (CPI), an exploration and production company operating in Indonesia, and Tengizchevroil (TCO), an exploration and production company operating in the Republic of Kazakhstan, which began operations in April 1993.

TABLE I - COSTS INCURRED IN EXPLORATION,
          PROPERTY ACQUISITIONS AND DEVELOPMENT (1)

                                                                   CONSOLIDATED COMPANIES    AFFILIATED COMPANIES
                                             --------------------------------------------    --------------------
MILLIONS OF DOLLARS                             U.S.       AFRICA       OTHER       TOTAL           CPI       TCO       WORLDWIDE
- ---------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1994
Exploration
  Wells                                         $163         $ 48        $118      $  329          $  -      $  -          $  329
  Geological and geophysical                       5           29          38          72             9         -              81
  Rentals and other                               41            4          71         116             -         -             116
- ---------------------------------------------------------------------------------------------------------------------------------
  Total exploration                              209           81         227         517             9         -             526
- ---------------------------------------------------------------------------------------------------------------------------------
Property acquisitions (2)
  Proved (3)                                      95          145           4         244             -         -             244
  Unproved                                        28           19          21          68             -         -              68
- ---------------------------------------------------------------------------------------------------------------------------------
  Total property acquisitions                    123          164          25         312             -         -             312
- ---------------------------------------------------------------------------------------------------------------------------------
Development                                      416          276         503       1,195           140       173           1,508
- ---------------------------------------------------------------------------------------------------------------------------------
TOTAL COSTS INCURRED                            $748         $521        $755      $2,024          $149      $173          $2,346
=================================================================================================================================
YEAR ENDED DECEMBER 31, 1993
Exploration
  Wells                                         $123         $ 57        $126      $  306          $  1      $  -          $  307
  Geological and geophysical                      12           40          40          92             9         -             101
  Rentals and other                               48            7          70         125             -         -             125
- ---------------------------------------------------------------------------------------------------------------------------------
  Total exploration                              183          104         236         523            10         -             533
- ---------------------------------------------------------------------------------------------------------------------------------
Property acquisitions (2)
  Proved (3)                                      12            -          14          26             -       276             302
  Unproved                                        11            9          10          30             -       420             450
- ---------------------------------------------------------------------------------------------------------------------------------
  Total property acquisitions                     23            9          24          56             -       696             752
- ---------------------------------------------------------------------------------------------------------------------------------
Development                                      475          239         566       1,280           136        35           1,451
- ---------------------------------------------------------------------------------------------------------------------------------
Total Costs Incurred                            $681         $352        $826      $1,859          $146      $731          $2,736
=================================================================================================================================
YEAR ENDED DECEMBER 31, 1992
Exploration
  Wells                                         $ 96         $ 59        $ 83      $  238          $  1      $  -          $  239
  Geological and geophysical                      84           48         137         269             8         -             277
  Rentals and other                                9            1          21          31             -         -              31
- ---------------------------------------------------------------------------------------------------------------------------------
  Total exploration                              189          108         241         538             9         -             547
- ---------------------------------------------------------------------------------------------------------------------------------
Property acquisitions (2)
  Proved (3)                                      19            -          36          55             -         -              55
  Unproved                                        16            1          10          27             -         -              27
- ---------------------------------------------------------------------------------------------------------------------------------
  Total property acquisitions                     35            1          46          82             -         -              82
- ---------------------------------------------------------------------------------------------------------------------------------
Development                                      483          189         682       1,354           171         -           1,525
- ---------------------------------------------------------------------------------------------------------------------------------
Total Costs Incurred                            $707         $298        $969      $1,974          $180      $  -          $2,154
=================================================================================================================================
(1) INCLUDES COSTS INCURRED WHETHER CAPITALIZED OR CHARGED TO EARNINGS. EXCLUDES SUPPORT EQUIPMENT EXPENDITURES.
(2) PROVED AMOUNTS INCLUDE WELLS, EQUIPMENT AND FACILITIES ASSOCIATED WITH PROVED RESERVES; UNPROVED REPRESENTS AMOUNTS FOR
    EQUIPMENT AND FACILITIES NOT ASSOCIATED WITH THE PRODUCTION OF PROVED RESERVES.
(3) DOES NOT INCLUDE PROPERTIES ACQUIRED THROUGH PROPERTY EXCHANGES.


Unaudited

TABLE II - CAPITALIZED COSTS RELATING TO OIL AND GAS PRODUCING ACTIVITIES

                                                                   CONSOLIDATED COMPANIES    AFFILIATED COMPANIES
                                             --------------------------------------------    --------------------
MILLIONS OF DOLLARS                             U.S.       AFRICA       OTHER       TOTAL           CPI       TCO       WORLDWIDE
- ---------------------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1994
Unproved properties                          $   354       $   50      $  213     $   617        $    -    $  420         $ 1,037
Proved properties and
  related producing assets                    15,996        1,822       4,946      22,764           804       330          23,898
Support equipment                                755          133         302       1,190           456       180           1,826
Deferred exploratory wells                       145           44          68         257             -         -             257
Other uncompleted projects                       308          403       1,000       1,711           353       210           2,274
- ---------------------------------------------------------------------------------------------------------------------------------
  Gross capitalized costs                     17,558        2,452       6,529      26,539         1,613     1,140          29,292
- ---------------------------------------------------------------------------------------------------------------------------------
Unproved properties valuation                    230           23         109         362             -         -             362
Proved producing properties -
  Depreciation and depletion                  10,296          924       2,713      13,933           435         8          14,376
  Future abandonment and restoration           1,005          221         294       1,520            14         1           1,535
Support equipment depreciation                   359           60         157         576           250        16             842
- ---------------------------------------------------------------------------------------------------------------------------------
  Accumulated provisions                      11,890        1,228       3,273      16,391           699        25          17,115
- ---------------------------------------------------------------------------------------------------------------------------------
NET CAPITALIZED COSTS                        $ 5,668       $1,224      $3,256     $10,148        $  914    $1,115         $12,177
=================================================================================================================================
AT DECEMBER 31, 1993
Unproved properties                          $   404       $   31      $  206     $   641        $    -    $  420         $ 1,061
Proved properties and
  related producing assets                    15,655        1,528       4,646      21,829           694       311          22,834
Support equipment                                750          105         303       1,158           397       149           1,704
Deferred exploratory wells                       139           23          60         222             -         -             222
Other uncompleted projects                       269          296         879       1,444           398        68           1,910
- ---------------------------------------------------------------------------------------------------------------------------------
  Gross capitalized costs                     17,217        1,983       6,094      25,294         1,489       948          27,731
- ---------------------------------------------------------------------------------------------------------------------------------
Unproved properties valuation                    280           20         103         403             -         -             403
Proved producing properties -
  Depreciation and depletion                   9,645          799       2,467      12,911           384         2          13,297
  Future abandonment and restoration           1,002          195         276       1,473            12         1           1,486
Support equipment depreciation                   338           52         149         539           233         5             777
- ---------------------------------------------------------------------------------------------------------------------------------
  Accumulated provisions                      11,265        1,066       2,995      15,326           629         8          15,963
- ---------------------------------------------------------------------------------------------------------------------------------
Net Capitalized Costs                        $ 5,952       $  917      $3,099     $ 9,968        $  860    $  940         $11,768
=================================================================================================================================
AT DECEMBER 31, 1992
Unproved properties                          $   481       $   23      $  217     $   721        $    -    $    -         $   721
Proved properties and
  related producing assets                    15,682        1,358       4,087      21,127           622         -          21,749
Support equipment                                685           92         270       1,047           374         -           1,421
Deferred exploratory wells                       100           30          66         196             1         -             197
Other uncompleted projects                       443          203         910       1,556           368         -           1,924
- ---------------------------------------------------------------------------------------------------------------------------------
  Gross capitalized costs                     17,391        1,706       5,550      24,647         1,365         -          26,012
- ---------------------------------------------------------------------------------------------------------------------------------
Unproved properties valuation                    327           17         110         454             -         -             454
Proved producing properties -
  Depreciation and depletion                   9,276          700       2,225      12,201           335         -          12,536
  Future abandonment and restoration             967          168         226       1,361            13         -           1,374
Support equipment depreciation                   296           50         133         479           218         -             697
- ---------------------------------------------------------------------------------------------------------------------------------
  Accumulated provisions                      10,866          935       2,694      14,495           566         -          15,061
- ---------------------------------------------------------------------------------------------------------------------------------
Net Capitalized Costs                        $ 6,525       $  771      $2,856     $10,152        $  799    $    -         $10,951
=================================================================================================================================

Unaudited

TABLE III - RESULTS OF OPERATIONS FOR OIL AND GAS PRODUCING ACTIVITIES (1)

The company's results of operations from oil and gas producing activities for the years 1994, 1993 and 1992 are shown below.

Net income from exploration and production activities as reported on page FS-7 reflects income taxes computed on an effective rate basis. In accordance with SFAS 69, income taxes below are based on statutory tax rates, reflecting allowable deductions and tax credits. Results reported below exclude any allocation of corporate overhead; net income for 1993 and 1992 reported on page FS-7 includes allocated corporate overhead, but 1994 does not. Interest expense is excluded from the results reported below and from the net income amounts on page FS-7.

                                                                   CONSOLIDATED COMPANIES    AFFILIATED COMPANIES
                                             --------------------------------------------    --------------------
MILLIONS OF DOLLARS                             U.S.       AFRICA       OTHER       TOTAL           CPI       TCO       WORLDWIDE
- ---------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1994
Revenues from net production
  Sales                                       $1,484       $  353      $  736     $ 2,573         $  24      $ 86         $ 2,683
  Transfers                                    1,598          960         642       3,200           531         -           3,731
- ---------------------------------------------------------------------------------------------------------------------------------
    Total                                      3,082        1,313       1,378       5,773           555        86           6,414
Production expenses (2)                       (1,219)        (222)       (399)     (1,840)         (184)      (65)         (2,089)
Proved producing properties depreciation,
  depletion and abandonment provision           (885)        (153)       (326)     (1,364)          (53)      (17)         (1,434)
Exploration expenses                            (132)         (52)       (192)       (376)           (9)        -            (385)
Unproved properties valuation                    (21)          (3)        (15)        (39)            -         -             (39)
Other income (expense) (3)                        22          (50)        (21)        (49)          (26)       (8)            (83)
- ---------------------------------------------------------------------------------------------------------------------------------
  Results before income taxes                    847          833         425       2,105           283        (4)          2,384
Income tax expense                              (314)        (569)       (252)     (1,135)         (143)       (6)         (1,284)
- ---------------------------------------------------------------------------------------------------------------------------------
RESULTS OF PRODUCING OPERATIONS               $  533       $  264      $  173     $   970         $ 140      $(10)        $ 1,100
=================================================================================================================================
YEAR ENDED DECEMBER 31, 1993
Revenues from net production
  Sales                                       $1,539       $  247      $  779     $ 2,565         $  22      $ 41         $ 2,628
  Transfers                                    1,912        1,040         661       3,613           487         -           4,100
- ---------------------------------------------------------------------------------------------------------------------------------
    Total                                      3,451        1,287       1,440       6,178           509        41           6,728
Production expenses                           (1,274)        (208)       (402)     (1,884)         (161)      (43)         (2,088)
Proved producing properties depreciation,
  depletion and abandonment provision           (958)        (126)       (311)     (1,395)          (50)       (8)         (1,453)
Exploration expenses                             (99)         (79)       (174)       (352)           (9)        -            (361)
Unproved properties valuation                    (31)          (4)        (12)        (47)            -         -             (47)
Other income (expense) (3)                        20            -           8          28            (3)        9              34
- ---------------------------------------------------------------------------------------------------------------------------------
  Results before income taxes                  1,109          870         549       2,528           286        (1)          2,813
Income tax expense                              (422)        (625)       (243)     (1,290)         (152)        -          (1,442)
- ---------------------------------------------------------------------------------------------------------------------------------
Results of Producing Operations               $  687       $  245      $  306     $ 1,238         $ 134      $ (1)        $ 1,371
=================================================================================================================================
YEAR ENDED DECEMBER 31, 1992
Revenues from net production
  Sales                                       $1,558       $  365      $  816     $ 2,739         $  19      $  -         $ 2,758
  Transfers                                    2,301        1,097         580       3,978           519         -           4,497
- ---------------------------------------------------------------------------------------------------------------------------------
    Total                                      3,859        1,462       1,396       6,717           538         -           7,255
Production expenses                           (1,477)        (194)       (508)     (2,179)         (153)        -          (2,332)
Proved producing properties depreciation,
  depletion and abandonment provision         (1,126)        (110)       (301)     (1,537)          (38)        -          (1,575)
Exploration expenses                            (182)         (79)       (226)       (487)           (8)        -            (495)
Unproved properties valuation                    (38)          (5)        (17)        (60)            -         -             (60)
Other income (expense) (3)                       431           27          72         530           (15)        -             515
- ---------------------------------------------------------------------------------------------------------------------------------
  Results before income taxes                  1,467        1,101         416       2,984           324         -           3,308
Income tax expense                              (420)        (856)       (231)     (1,507)         (170)        -          (1,677)
- ---------------------------------------------------------------------------------------------------------------------------------
Results of Producing Operations               $1,047       $  245      $  185     $ 1,477         $ 154      $  -         $ 1,631
=================================================================================================================================


Unaudited

TABLE III - RESULTS OF OPERATIONS FOR OIL AND GAS PRODUCING
            ACTIVITIES (1) - Continued

                                                                   CONSOLIDATED COMPANIES    AFFILIATED COMPANIES
PER UNIT AVERAGE SALES PRICE AND             --------------------------------------------    --------------------
  PRODUCTION COST (1),(4)                       U.S.       AFRICA       OTHER       TOTAL           CPI       TCO       WORLDWIDE
- ---------------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1994
  Average sales prices
    Liquids, per barrel                       $13.55       $15.16      $14.16      $14.18        $12.65    $10.54          $13.90
    Natural gas, per thousand cubic feet        1.76            -        1.83        1.78             -       .56            1.76
  Average production costs, per barrel          4.81         2.57        3.79        4.13          4.19      7.13            4.19
=================================================================================================================================
YEAR ENDED DECEMBER 31, 1993
  Average sales prices
    Liquids, per barrel                       $14.48       $16.21      $16.06      $15.33        $13.29    $10.74          $15.05
    Natural gas, per thousand cubic feet        1.98            -        2.08        2.00             -       .13            1.99
  Average production costs, per barrel          4.91         2.62        4.22        4.34          4.19      9.82            4.38
=================================================================================================================================
YEAR ENDED DECEMBER 31, 1992
  Average sales prices
    Liquids, per barrel                       $16.02       $18.40      $17.66      $17.00        $14.87    $    -          $16.77
    Natural gas, per thousand cubic feet        1.69            -        1.96        1.73             -         -            1.73
  Average production costs, per barrel          5.11         2.44        5.85        4.78          4.23         -            4.74
=================================================================================================================================
Average sales price for liquids ($/bbl.)
  DECEMBER 1994                               $13.80       $15.20      $14.35      $14.36        $13.10    $10.54          $14.12
  December 1993                                10.73        12.94       13.63       12.05         10.72      8.58           11.82
  December 1992                                15.22        17.60       17.26       16.35         14.15         -           16.07
=================================================================================================================================
Average sales price for natural gas ($/MCF)
  DECEMBER 1994                               $ 1.62       $    -      $ 1.73      $ 1.64        $    -    $  .57          $ 1.63
  December 1993                                 2.19            -        2.34        2.21             -       .26            2.20
  December 1992                                 2.17            -        1.99        2.14             -         -            2.14
=================================================================================================================================
(1) THE VALUE OF OWNED PRODUCTION CONSUMED AS FUEL HAS BEEN ELIMINATED FROM REVENUES AND PRODUCTION EXPENSES, AND THE RELATED
    VOLUMES HAVE BEEN DEDUCTED FROM NET PRODUCTION IN CALCULATING THE PER UNIT AVERAGE SALES PRICE AND PRODUCTION COST. THIS HAS
    NO EFFECT ON THE AMOUNT OF RESULTS OF PRODUCING OPERATIONS.
(2) PRODUCTION EXPENSE IN THE U.S. IN 1994 INCLUDES $13 FOR COSTS THAT IN PRIOR YEARS WERE CONSIDERED CORPORATE OVERHEAD AND
    EXCLUDED FROM THE RESULTS OF PRODUCING OPERATIONS.
(3) INCLUDES GAS-PROCESSING FEES, NET SULFUR INCOME, NATURAL GAS CONTRACT SETTLEMENTS, CURRENCY TRANSACTION GAINS AND LOSSES,
    MISCELLANEOUS EXPENSES, ETC. IN 1994, THE UNITED STATES INCLUDES BEFORE-TAX NET CHARGES OF $97 RELATING TO ENVIRONMENTAL
    CLEANUP PROVISIONS, LITIGATION AND REGULATORY SETTLEMENTS AND AN INSURANCE RECOVERY. IN 1993, THE UNITED STATES INCLUDES
    BEFORE-TAX LOSSES ON PROPERTY DISPOSITIONS AND OTHER SPECIAL CHARGES TOTALING $150. IN 1992, BEFORE-TAX GAINS ON PROPERTY
    DISPOSITIONS OF $326 IN THE UNITED STATES WERE OFFSET PARTIALLY BY NET CHARGES OF $44 FOR SEVERANCE PROGRAMS, REGULATORY
    ISSUES AND OTHER ADJUSTMENTS; OTHER INCLUDES $192 OF BEFORE-TAX GAINS ON SALES OF PRODUCING AND NONPRODUCING PROPERTIES,
    PARTIALLY OFFSET BY A BEFORE-TAX CHARGE OF $165 FOR THE WRITE-DOWN OF BEAUFORT SEA PROPERTIES.
(4) NATURAL GAS CONVERTED TO CRUDE OIL EQUIVALENT GAS (OEG) BARRELS AT A RATE OF 6 MCF=1 OEG BARREL.


TABLE IV - RESERVE QUANTITIES INFORMATION

The company's estimated net proved underground oil and gas reserves and changes thereto for the years 1994, 1993 and 1992 are shown in the following table. These quantities are estimated by the company's reserves engineers and reviewed by the company's Reserves Advisory Committee using reserve definitions prescribed by the Securities and Exchange Commission.

Proved reserves are the estimated quantities that geologic and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Due to the inherent uncertainties and the limited nature of reservoir data, estimates of underground reserves are subject to change over time as additional information becomes available.

Proved reserves do not include additional quantities recoverable beyond the term of lease or contract unless renewal is reasonably certain, or that may result from extensions of currently proved areas, or from application of secondary or tertiary recovery processes not yet tested and determined to be economic.

Proved developed reserves are the quantities expected to be recovered through existing wells with existing equipment and operating methods.

"Net" reserves exclude royalties and interests owned by others and reflect contractual arrangements and royalty obligations in effect at the time of the estimate.

Proved reserves for Tengizchevroil (TCO), the company's 50 percent owned affiliate in Kazakhstan, do not include reserves that will be produced when a dedicated export system is in place.

Unaudited

TABLE IV - RESERVE QUANTITIES INFORMATION - Continued


                        NET PROVED RESERVES OF CRUDE OIL, CONDENSATE          NET PROVED RESERVES OF NATURAL GAS
                        AND NATURAL GAS LIQUIDS         MILLIONS OF BARRELS                                BILLIONS OF CUBIC FEET
                        ---------------------------------------------------   ---------------------------------------------------
                             CONSOLIDATED COMPANIES    AFFILIATES                  CONSOLIDATED COMPANIES    AFFILIATES
                        --------------------------- -------------    WORLD-  ----------------------------- -------------    WORLD-
                          U.S. AFRICA  OTHER   TOTAL   CPI    TCO     WIDE     U.S. AFRICA   OTHER   TOTAL    CPI    TCO     WIDE
- ---------------------------------------------------------------------------------------------------------------------------------
RESERVES AT
JANUARY 1, 1992          1,568    636    501   2,705   451      -    3,156    6,569      -   2,680   9,249    150     -     9,399
Changes attributable to:
  Revisions                 38     19     24      81    34      -      115      255      -     (11)    244     17     -       261
  Improved recovery         23     12      2      37   198      -      235        1      -       -       1      3     -         4
  Extensions and
    discoveries             22     27     21      70     2      -       72      346      -      19     365      -     -       365
  Purchases (1)              4      -      8      12     -      -       12       14      -      65      79      -     -        79
  Sales (2)               (129)     -    (20)   (149)    -      -     (149)    (839)     -     (78)   (917)     -     -      (917)
Production                (158)   (79)   (64)   (301)  (44)     -     (345)    (847)     -    (157) (1,004)   (12)    -    (1,016)
- ---------------------------------------------------------------------------------------------------------------------------------
RESERVES AT
DECEMBER 31, 1992        1,368    615    472   2,455   641      -    3,096    5,499      -   2,518   8,017    158      -    8,175
Changes attributable to:
  Revisions                (36)    42     (2)      4    53      -       57      383      -    (142)    241     (4)     1      238
  Improved recovery         74      -     25      99    21      -      120        7      -       -       7      2      -        9
  Extensions and
    discoveries             24    105     18     147     2      -      149      349      -      44     393      -      -      393
  Purchases (1)             10      -     18      28     -  1,106    1,134       24      -       9      33      -  1,533    1,566
  Sales (2)                (17)     -     (7)    (24)    -      -      (24)     (27)     -     (21)    (48)     -      -      (48)
Production                (144)   (80)   (71)   (295)  (48)    (4)    (347)    (751)     -    (151)   (902)   (14)    (6)    (922)
- ---------------------------------------------------------------------------------------------------------------------------------
RESERVES AT
DECEMBER 31, 1993        1,279    682    453   2,414   669  1,102    4,185    5,484      -   2,257   7,741    142  1,528    9,411
Changes attributable to:
  Revisions                  1     30     10      41   (19)     1       23      283      -     (11)    272     (6)     2      268
  Improved recovery         22     18     36      76     9      -       85        5      -       7      12      -      -       12
  Extensions and
    discoveries             35     85     46     166     -      -      166      533      -     675   1,208     26      -    1,234
  Purchases (1)              1     76      -      77     -      -       77       55      -       1      56      -      -       56
  Sales (2)                 (4)     -     (3)     (7)    -      -       (7)     (23)     -     (31)    (54)     -      -      (54)
Production                (134)   (87)   (77)   (298)  (56)    (8)    (362)    (761)     -    (176)   (937)   (11)   (12)    (960)
- ---------------------------------------------------------------------------------------------------------------------------------
RESERVES AT
DECEMBER 31, 1994        1,200    804    465   2,469   603  1,095    4,167    5,576      -   2,722   8,298    151  1,518    9,967
=================================================================================================================================
Developed reserves
- ---------------------------------------------------------------------------------------------------------------------------------
  At January 1, 1992     1,421    524    313   2,258   338      -    2,596    5,971      -   2,006   7,977    135      -    8,112
  At December 31, 1992   1,251    498    315   2,064   368      -    2,432    4,812      -   1,845   6,657    150      -    6,807
  At December 31, 1993   1,151    503    310   1,964   511    421    2,896    4,863      -   1,647   6,510    130    584    7,224
  AT DECEMBER 31, 1994   1,097    546    293   1,936   499    414    2,849    4,919      -   1,508   6,427    135    574    7,136
=================================================================================================================================
(1) INCLUDES RESERVES ACQUIRED THROUGH PROPERTY EXCHANGES.
(2) INCLUDES RESERVES DISPOSED OF THROUGH PROPERTY EXCHANGES, INCLUDING, IN 1992 IN THE UNITED STATES, THE EXCHANGE OF AN OIL
    AND GAS SUBSIDIARY FOR 31,500,000 SHARES OF CHEVRON COMMON STOCK OWNED BY A STOCKHOLDER.



TABLE V - STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATED TO
          PROVED OIL AND GAS RESERVES

The standardized measure of discounted future net cash flows, related to the above proved oil and gas reserves, is calculated in accordance with the requirements of SFAS 69. Estimated future cash inflows from production are computed by applying year-end prices for oil and gas to year-end quantities of estimated net proved reserves. Future price changes are limited to those provided by contractual arrangements in existence at the end of each reporting year. Future development and production costs are those estimated future expenditures necessary to develop and produce year-end estimated proved reserves based on year-end cost indices, assuming continuation of year-end economic conditions. Estimated future income taxes are calculated by applying appropriate year-end statutory tax rates. These rates reflect allowable deductions and tax credits and are applied to estimated future pre-tax net cash flows, less the tax basis of related assets. Discounted future net cash flows are calculated using 10 percent midperiod discount factors. This discounting requires a year-by-year estimate of when the future expenditures will be incurred and when the reserves will be produced.

The information provided does not represent management's estimate of the company's expected future cash flows or value of proved oil and gas reserves. Estimates of proved reserve quantities are imprecise and change over time as new information becomes available. Moreover, probable and possible reserves, which may become proved in the future, are excluded from the calculations. The arbitrary valuation prescribed under SFAS 69 requires assumptions as to the timing of future production from proved reserves and the timing and amount of future development and production costs. The calculations are made as of December 31 each year and should not be relied upon as an indication of the company's future cash flows or value of its oil and gas reserves.

Unaudited

TABLE V - STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATED
          TO PROVED OIL AND GAS RESERVES - Continued

                                                                   CONSOLIDATED COMPANIES    AFFILIATED COMPANIES
                                            ---------------------------------------------    --------------------
MILLIONS OF DOLLARS                             U.S.       AFRICA       OTHER       TOTAL           CPI       TCO       WORLDWIDE
- ---------------------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1994
Future cash inflows from production          $26,030      $12,230     $12,450     $50,710       $ 9,160   $14,080         $73,950
Future production and development costs      (13,540)      (4,060)     (5,450)    (23,050)       (6,050)   (8,020)        (37,120)
Future income taxes                           (3,950)      (5,000)     (2,410)    (11,360)       (1,570)   (2,090)        (15,020)
- ---------------------------------------------------------------------------------------------------------------------------------
Undiscounted future net cash flows             8,540        3,170       4,590      16,300         1,540     3,970          21,810
10 percent midyear annual discount for
  timing of estimated cash flows              (3,490)      (1,220)     (1,870)     (6,580)         (660)   (2,950)        (10,190)
- ---------------------------------------------------------------------------------------------------------------------------------
STANDARDIZED MEASURE OF DISCOUNTED
FUTURE NET CASH FLOWS                        $ 5,050      $ 1,950     $ 2,720     $ 9,720       $   880   $ 1,020         $11,620
=================================================================================================================================
AT DECEMBER 31, 1993
Future cash inflows from production          $24,990       $8,680     $10,590     $44,260       $ 8,490   $11,170         $63,920
Future production and development costs      (13,510)      (3,640)     (4,740)    (21,890)       (5,660)   (8,240)        (35,790)
Future income taxes                           (3,490)      (3,020)     (1,660)     (8,170)       (1,380)     (900)        (10,450)
- ---------------------------------------------------------------------------------------------------------------------------------
Undiscounted future net cash flows             7,990        2,020       4,190      14,200         1,450     2,030          17,680
10 percent midyear annual discount for
  timing of estimated cash flows              (3,400)        (700)     (1,500)     (5,600)         (650)   (1,690)         (7,940)
- ---------------------------------------------------------------------------------------------------------------------------------
Standardized Measure of Discounted
Future Net Cash Flows                        $ 4,590      $ 1,320     $ 2,690     $ 8,600       $   800    $  340         $ 9,740
=================================================================================================================================
AT DECEMBER 31, 1992
Future cash inflows from production          $32,820      $10,770     $13,910     $57,500       $10,820    $    -         $68,320
Future production and development costs      (15,240)      (2,280)     (5,670)    (23,190)       (6,870)        -         (30,060)
Future income taxes                           (5,420)      (4,020)     (2,420)    (11,860)       (2,010)        -         (13,870)
- ---------------------------------------------------------------------------------------------------------------------------------
Undiscounted future net cash flows            12,160        4,470       5,820      22,450         1,940         -          24,390
10 percent midyear annual discount for
  timing of estimated cash flows              (5,450)      (1,560)     (2,700)     (9,710)         (930)        -         (10,640)
- ---------------------------------------------------------------------------------------------------------------------------------
Standardized Measure of Discounted
Future Net Cash Flows                        $ 6,710      $ 2,910     $ 3,120     $12,740       $ 1,010    $    -         $13,750
=================================================================================================================================


TABLE VI - CHANGES IN THE STANDARDIZED MEASURE OF DISCOUNTED FUTURE
           NET CASH FLOWS FROM PROVED RESERVES

                                               CONSOLIDATED COMPANIES          AFFILIATED COMPANIES                     WORLDWIDE
                                         ----------------------------  ----------------------------  ----------------------------
MILLIONS OF DOLLARS                          1994      1993      1992      1994      1993      1992      1994      1993      1992
- ---------------------------------------------------------------------------------------------------------------------------------
PRESENT VALUE AT JANUARY 1                $ 8,600   $12,740   $10,300    $1,140    $1,010    $1,110   $ 9,740   $13,750   $11,410
- ---------------------------------------------------------------------------------------------------------------------------------
Sales and transfers of oil and gas
  produced, net of production costs        (3,933)   (4,294)   (4,538)     (392)     (346)     (385)   (4,325)   (4,640)   (4,923)
Development costs incurred                  1,195     1,280     1,354       313       171       171     1,508     1,451     1,525
Purchases of reserves                         305        30        89         -       436         -       305       466        89
Sales of reserves                             (54)      (72)   (1,723)        -         -         -       (54)      (72)   (1,723)
Extensions, discoveries and improved
  recovery, less related costs              1,775       922       912        (3)        5       810     1,772       927     1,722
Revisions of previous quantity estimates    1,064     1,210     1,217      (377)      560      (817)      687     1,770       400
Net changes in prices, development
  and production costs                      1,317    (6,602)    2,633     1,384    (1,123)     (401)    2,701    (7,725)    2,232
Accretion of discount                       1,233     1,775     1,641       206       205       239     1,439     1,980     1,880
Net change in income tax                   (1,782)    1,611       855      (371)      222       283    (2,153)    1,833     1,138
- ---------------------------------------------------------------------------------------------------------------------------------
  Net change for the year                   1,120    (4,140)    2,440       760       130      (100)    1,880    (4,010)    2,340
- ---------------------------------------------------------------------------------------------------------------------------------
PRESENT VALUE AT DECEMBER 31              $ 9,720   $ 8,600   $12,740    $1,900    $1,140    $1,010   $11,620   $ 9,740   $13,750
=================================================================================================================================


The changes in present values between years, which can be significant, reflect changes in estimated proved reserve quantities and prices and assumptions used in forecasting production volumes and costs. Changes in the timing of production are included with "Revisions of previous quantity estimates." The increase for 1994 reflected higher crude oil prices and natural gas reserve quantity increases, partially offset by lower natural gas prices. The decline from 1992 to 1993 was due primarily to lower crude oil prices.

FIVE-YEAR FINANCIAL SUMMARY (1)


MILLIONS OF DOLLARS, EXCEPT PER-SHARE AMOUNTS               1994          1993          1992          1991          1990
- ------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENT OF INCOME DATA
REVENUES
Sales and other operating revenues
  Refined products                                       $14,328       $16,089       $16,821       $16,794       $19,385
  Crude oil                                                8,249         8,501        10,031        10,276        11,303
  Natural gas                                              2,138         2,156         1,995         1,869         2,056
  Natural gas liquids                                      1,180         1,235         1,190         1,165         1,305
  Other petroleum                                            944           967           927           812           769
  Chemicals                                                3,065         2,708         2,872         3,098         3,325
  Coal and other minerals                                    416           447           397           427           443
  Excise taxes                                             4,790         4,068         3,964         3,659         2,933
  Corporate and other                                         20            20            15            18            21
- ------------------------------------------------------------------------------------------------------------------------
Total sales and other operating revenues                  35,130        36,191        38,212        38,118        41,540
Equity in net income of affiliated companies                 440           440           406           491           371
Other income                                                 284           451         1,059           334           655
- ------------------------------------------------------------------------------------------------------------------------
TOTAL REVENUES                                            35,854        37,082        39,677        38,943        42,566
COSTS, OTHER DEDUCTIONS AND INCOME TAXES                  34,161        35,817        37,467        37,650        40,409
- ------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE CUMULATIVE EFFECT OF
  CHANGES IN ACCOUNTING PRINCIPLES                       $ 1,693       $ 1,265       $ 2,210       $ 1,293       $ 2,157
CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES          -             -          (641)            -             -
- ------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                        $ 1,693       $ 1,265       $ 1,569       $ 1,293       $ 2,157
========================================================================================================================
PER SHARE OF COMMON STOCK:
  INCOME BEFORE CUMULATIVE EFFECT OF
   CHANGES IN ACCOUNTING PRINCIPLES                        $2.60         $1.94         $3.26         $1.85         $3.05
CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES          -             -         (0.95)            -             -
========================================================================================================================
NET INCOME (LOSS) PER SHARE OF COMMON STOCK                $2.60         $1.94         $2.31         $1.85         $3.05
========================================================================================================================
CASH DIVIDENDS PER SHARE                                   $1.85         $1.75         $1.65         $1.625        $1.475
========================================================================================================================
CONSOLIDATED BALANCE SHEET DATA (YEAR-END)
Current assets                                           $ 7,591       $ 8,682       $ 8,722       $ 9,031       $10,089
Properties, plant and equipment (net)                     22,173        21,865        22,188        22,850        22,726
Total assets                                              34,407        34,736        33,970        34,636        35,089
Short-term debt                                            4,014         3,456         2,888         1,706            59
Other current liabilities                                  5,378         7,150         6,947         7,774         8,958
Long-term debt and capital lease obligations               4,128         4,082         4,953         5,991         6,710
Stockholders' equity                                      14,596        13,997        13,728        14,739        14,836
  Per share                                               $22.40        $21.49        $21.11        $21.25        $21.15
========================================================================================================================
SELECTED DATA
Return on average stockholders' equity                      11.8%          9.1%         11.0%          8.7%         15.0%
Return on average capital employed                           8.7%          6.8%          8.5%          7.5%         11.9%
Total debt/total debt plus equity                           35.8%         35.0%         36.4%         34.3%         31.3%
Capital and exploratory expenditures (2)                  $4,819        $4,440        $4,423        $4,787        $4,269
Common stock price - High                               $49 3/16     $49   3/8     $37 11/16      $40 1/16     $40 13/16
Common stock price - Low                                $39  7/8     $33 11/16     $30  1/16      $31  3/4     $31  9/16
Common stock price - Year-end                           $44  5/8     $43  9/16     $34   3/4      $34  1/2     $36  5/16
Common shares outstanding at year-end (in thousands)     651,751       651,478       650,348       693,444       701,600
Weighted average shares outstanding
  for the year (in thousands)                            651,672       650,958       677,955       700,348       706,926
Number of employees at year-end                           45,758        47,576        49,245        55,123        54,208
========================================================================================================================
(1) COMPARABILITY BETWEEN YEARS IS AFFECTED BY CHANGES IN ACCOUNTING METHODS:1992 AND SUBSEQUENT YEARS REFLECT ADOPTION
    OF STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS (SFAS) NO. 106, "EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS
    OTHER THAN PENSIONS" AND SFAS NO. 109, "ACCOUNTING FOR INCOME TAXES"; 1990 THROUGH 1991 REFLECT THE ADOPTION OF
    SFAS NO. 96, "ACCOUNTING FOR INCOME TAXES." SHARE AND PER-SHARE AMOUNTS FOR ALL YEARS REFLECT THE TWO-FOR-ONE STOCK
    SPLIT IN MAY 1994.
(2) INCLUDES EQUITY IN AFFILIATES' EXPENDITURES.            $846          $701          $621          $498          $433
